Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of November 14, 2024

among

DOLBY LABORATORIES, INC.,

as the Borrower,

CERTAIN SUBSIDIARIES OF THE BORROWER PARTY HERETO,

as the Guarantors,

and

BANK OF AMERICA, N.A.,

as the Lender

5.17 Sanctions Concerns and Anti-Corruption Laws	43
5.18 [Reserved]	43
5.19 Beneficial Ownership Certification	43
5.20 Intellectual Property; Licenses, Etc.	43
5.21 Affected Financial Institutions; Covered Entities	43

ARTICLE VI AFFIRMATIVE COVENANTS	44
6.01 Financial Statements	44
6.02 Certificates; Other Information	45
6.03 Notices	46
6.04 Payment of Taxes	46
6.05 Preservation of Existence, Etc.	47
6.06 Maintenance of Properties	47
6.07 Maintenance of Insurance	47
6.08 Compliance with Laws	47
6.09 Books and Records	47
6.10 Inspection Rights	47
6.11 Use of Proceeds	48
6.12 Covenant to Guarantee Obligations	48
6.13 Anti-Corruption Laws; Sanctions	48

ARTICLE VII NEGATIVE COVENANTS	49
7.01 Liens	49
7.02 Indebtedness	51
7.03 Fundamental Changes	53
7.04 Change in Nature of Business	54
7.05 Transactions with Affiliates	54
7.06 Use of Proceeds	54
7.07 Financial Covenant	55
7.08 Sanctions	55
7.09 Anti-Corruption Laws	55

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES	55
8.01 Events of Default	55
8.02 Remedies upon Event of Default	57
8.03 Application of Funds	58

ARTICLE IX CONTINUING GUARANTY	58
9.01 Guaranty	58
9.02 Rights of Lender	59
9.03 Certain Waivers	59
9.04 Obligations Independent	59
9.05 Subrogation	59
9.06 Termination; Reinstatement	60
9.07 Stay of Acceleration	60
9.08 Condition of Borrower	60
9.09 Appointment of Borrower	60
9.10 Right of Contribution	60
9.11 Keepwell	61
9.12 Release of Guarantors	61

ARTICLE X MISCELLANEOUS	61
10.01 Amendments, Etc.	61
10.02 Notices; Effectiveness; Electronic Communications	61
10.03 No Waiver; Cumulative Remedies; Enforcement	62
10.04 Expenses; Indemnity; Damage Waiver	63
10.05 Payments Set Aside	64
10.06 Successors and Assigns	64
10.07 Treatment of Certain Information; Confidentiality	65
10.08 Right of Setoff	66
10.09 Interest Rate Limitation	66
10.10 Integration; Effectiveness	67
10.11 Survival of Representations and Warranties	67
10.12 Severability	67
10.13 Governing Law; Jurisdiction; Etc.	67
10.14 Waiver of Jury Trial	68
10.15 [Reserved]	69
10.16 No Advisory or Fiduciary Responsibility	69
10.17 Electronic Execution; Electronic Records; Counterparts	69
10.18 USA PATRIOT Act Notice	70
10.19 Acknowledgement Regarding Any Supported QFCs	70
10.20 ENTIRE AGREEMENT	71

SCHEDULES

Schedule 1.01(a)	Certain Addresses for Notices; Lender’s Office

EXHIBITS

Exhibit A	(Form of) Compliance Certificate
Exhibit B	(Form of) Joinder Agreement
Exhibit C	(Form of) Loan Notice
Exhibit D	(Form of) Notice of Loan Prepayment

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of November 14, 2024 among DOLBY LABORATORIES, INC., a Delaware corporation (the “Borrower”), the Guarantors party hereto, and BANK OF AMERICA, N.A., as the Lender.

PRELIMINARY STATEMENTS:

WHEREAS, the Borrower has requested that the Lender make loans and other financial accommodations to the Borrower and the other Loan Parties; and

WHEREAS, the Lender has agreed to make such loans and other financial accommodations to the Borrower and the other Loan Parties on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means the acquisition, whether through a single transaction or a series of related transactions, of (a) a majority of the Voting Stock or other controlling ownership interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity or other ownership interest or upon the exercise of an option or warrant for, or conversion of securities into, such equity or other ownership interest, or (b) assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person.

“Additional Included Obligations” means (a) all obligations of the Borrower or any of its Subsidiaries arising under Included Cash Management Agreements and Included Hedge Agreements, and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding; provided, that, Additional Included Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.

“Affected Financial Institution” means (a) any EEA Financial Institution, or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Credit Agreement, including all schedules, exhibits and annexes hereto, as amended, restated, supplemented or otherwise modified from time to time.

“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.

“Applicable Rate” means, for any day, the rate per annum set forth below opposite the applicable Level then in effect (based on the Consolidated Leverage Ratio), it being understood that the Applicable Rate for (a) Base Rate Loans shall be the percentage set forth under the column “Base Rate”, (b) Term SOFR Loans shall be the percentage set forth under the column “Term SOFR”, and (c) the Commitment Fee shall be the percentage set forth under the column “Commitment Fee”:

Level	Consolidated Leverage Ratio	Term SOFR	Base Rate	Commitment Fee
1	< 1.00 to 1.00	0.900%	0.000%	0.150%
2	> 1.00 to 1.00 but < 1.75 to 1.00	1.150%	0.150%	0.175%
3	> 1.75 to 1.00 but < 2.50 to 1.00	1.275%	0.275%	0.200%
4	> 2.50 to 1.00	1.500%	0.500%	0.250%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first (1st) Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, that, if a Compliance Certificate is not delivered when due in accordance with Section 6.02(a), then, Level 4 shall apply unless otherwise agreed to by the Lender, in each case as of the first (1st) Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the first (1st) Business Day following the date on which such Compliance Certificate is delivered. Notwithstanding anything to the contrary contained in this definition, (a) the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.08(b), and (b) the initial Applicable Rate shall be set at Level 1 until the first (1st) Business Day immediately following the date a Compliance Certificate is delivered to the Lender pursuant to Section 6.02(a) for the fiscal quarter of the Borrower ending December 27, 2024. Any adjustment in the Applicable Rate shall be applicable to all Borrowings then existing or subsequently made or issued.

“ASU 842” has the meaning specified in Section 1.03(a).

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation of any Person, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capitalized Lease, and (c) in respect of any Securitization Transaction, the outstanding principal amount of such financing that would appear on a balance sheet of such Person prepared on such date in accordance with GAAP if the sale or transfer of assets that are subject thereto were accounted for as a secured loan.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year of the Borrower ended September 29, 2023, and the related consolidated statements of operations, consolidated statements of comprehensive income, consolidated statements of stockholders’ equity, and consolidated statements of cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Commitment pursuant to Section 2.04, and (c) the date of termination of the Commitment pursuant to Section 8.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus one-half of one percent (0.50%), (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) Term SOFR plus one percent (1.00%), subject to the interest rate floors set forth therein; provided, that, if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code, or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Term SOFR Loans, having the same Interest Period made by the Lender pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Lender’s Office is located.

“Capitalized Lease” means any lease that has been or is required to be, in accordance with GAAP, recorded, classified and accounted for as a capitalized lease or financing lease.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means a Person that is a “controlled foreign corporation” under Section 957 of the Code in which any Loan Party is a United States shareholder within the meaning of Section 951(b) of the Code.

“CFC Holdco” means a Domestic Subsidiary that has no material assets other than Equity Interests (or Equity Interests and Indebtedness) of one or more CFCs and/or CFC Holdcos.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means an event or series of events by which:

(a) the Permitted Holders shall cease to own and control, of record and beneficially, directly or indirectly, at least sixty five percent (65%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower on a fully diluted basis (which for this purpose shall exclude all Equity Interests that have not yet vested); or

(b) the Permitted Holders shall cease to have the ability to elect (either through share ownership or contractual voting rights) a majority of the board of directors or equivalent governing body of the Borrower.

“Closing Date” means November 14, 2024.

“CME” means CME Group Benchmark Administration Limited.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means the Lender’s obligation to make Loans to the Borrower pursuant to Section 2.01. The Commitment of the Lender on the Closing Date shall be $250,000,000.

“Commitment Fee” has the meaning specified in Section 2.07(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communication” means this Agreement, any other Loan Document, and any other document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

“Compliance Certificate” means a certificate substantially in the form of Exhibit A.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR, Term SOFR or any proposed Successor Rate, as applicable, any conforming changes to the definitions of “Base Rate”, “Interest Period”, “SOFR”, and “Term SOFR”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, the timing of borrowing requests or prepayment, conversion or continuation notices and the length of lookback periods) as may be appropriate, in the discretion of the Lender (after consultation with the Borrower), to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Lender in a manner substantially consistent with market practice (or, if the Lender determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Lender determines (in consultation with the Borrower) is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the total of: (a) Consolidated Net Income for such period; plus (b) the following, without duplication, in each case to the extent deducted in calculating such Consolidated Net Income (or, in the case of clause (b)(x) below, not otherwise included in such Consolidated Net Income): (i) Consolidated Interest Charges for such period; (ii) the provision for federal, state, local and foreign income taxes paid or payable for such period; (iii) depreciation and amortization expense for such period; (iv) any non-cash expense, loss or charge in such period (including any non-cash stock based compensation expense), but excluding any non-cash expense, loss or charge to the extent representing an accrual of or a reserve for a cash expense, loss or charge in any future period or an amortization of a prepaid cash expense, loss or charge; (v) fees, costs and expenses incurred or paid in such period in connection with the transactions contemplated by the Loan Documents, including the negotiation, execution and delivery of the Loan Documents on the Closing Date and any amendments or modifications thereof; (vi) fees, costs and expenses incurred or paid in such period in connection with the incurrence (or proposed incurrence) of any Indebtedness permitted pursuant to Section 7.02, the consummation (or proposed consummation) of any Acquisition or other Investment not prohibited by this Agreement, the consummation of any issuance of Equity Interests not prohibited by this Agreement, or the consummation (or proposed consummation) of any Disposition not prohibited by this Agreement, in each case whether or not such transaction is consummated; (vii)(A) any unusual and infrequent expense, loss or charge in such period, and (B) any non-recurring expense, loss or charge in such period; (viii) restructuring, integration and related costs, charges or expenses incurred in such period (which, for the avoidance of doubt, shall include retention, severance, systems establishment costs, contract termination costs, future lease commitments, costs to close or consolidate facilities and relocate employees, facilities’ opening costs and other business optimization expenses); (ix) non-recurring litigation expenses and settlements in such period; (x) the amount of “run rate” synergies, operating expense reductions, operating improvements and other operating changes for such period (excluding, for the avoidance of doubt, any revenue synergies or other projected, unrealized or anticipated revenues) that are related to any Acquisition or other Investment not prohibited pursuant to this Agreement, but only to the extent that such synergies, operating expense reductions, operating improvements and other operating changes are reasonably identifiable, factually supportable and projected by the Borrower in good faith to result from actions that have been taken or are expected to be taken within twelve (12) months after the consummation of such Acquisition or such other Investment (with the amount of any such synergies, operating expense reductions, operating improvements and other operating changes to be added back to Consolidated Net Income as so projected until fully realized and calculated on a Pro Forma Basis as though such synergies, operating expense reductions, operating improvements or other operating changes had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; (xi) with respect to any discontinued operation, any loss resulting therefrom for such period; (xii) any losses in such period resulting from a change in accounting principles during such period; (xiii) any losses in such period resulting from purchase accounting; and (xiv) any losses in such period with respect to foreign exchange transactions; minus (c) the following, without duplication, to the extent included in calculating such Consolidated Net Income: (i) non-cash income or gains for such period (other than reversals of accruals, reserves or similar for non-cash items that were themselves not added back to Consolidated EBITDA pursuant to clause (b)(iv) above); (ii) federal, state, local and foreign income tax credits received in such period; (iii)(A) any unusual and infrequent gain in such period, and (B) any non-recurring gain in such period; (iv) with respect to any discontinued operation, any gain resulting therefrom for such period; (v) any gains in such period resulting from a change in accounting principles during such period; (vi) any gains in such period resulting from purchase accounting; and (vii) any gains in such period with respect to foreign exchange transactions. Notwithstanding the foregoing, the aggregate amount added to Consolidated Net Income for purposes of calculating Consolidated EBITDA for any period hereunder pursuant to clause (b)(vii), clause (b)(viii), clause (b)(ix), and clause (b)(x) above for such period shall not exceed in the aggregate an amount equal to fifteen percent (15%) of Consolidated EBITDA for such period (determined prior to giving effect to the amounts added back pursuant to clause (b)(vii), clause (b)(viii), clause (b)(ix), and clause (b)(x) above for such period).

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum (without duplication) of: (a) the outstanding principal amount of (i) all obligations, whether current or long-term, for borrowed money (including Obligations hereunder), and (ii) all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) the outstanding amount of all purchase money Indebtedness; (c) all obligations in connection with unreimbursed drawings under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (d) all obligations in respect of the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business, and (ii) deferred compensation and other compensation-related liabilities in the ordinary course of business not to exceed $10,000,000 in the aggregate), including Earn Out Obligations (other than any such Earn Out Obligations for which no payment is owed thereunder, or, if a payment is owed thereunder, is not more than three (3) Business Days’ past due); (e) all Attributable Indebtedness; (f) all obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Equity Interests, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) all Consolidated Funded Indebtedness of other Persons secured by (or for which the holder of such Consolidated Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by the Borrower or any Subsidiary, whether or not the obligations secured thereby have been assumed (provided, that, with respect to any such obligations that have not been assumed, the amount of such obligations shall be deemed to be equal to the lesser of (i) the fair market value of the assets subject to such Lien (or otherwise payable out of the proceeds of production from such assets), and (ii) the obligations secured by such Lien); (h) all Guarantees with respect to outstanding Consolidated Funded Indebtedness of the types specified in clauses (a) through (g) above of Persons other than the Borrower or any Subsidiary; and (i) all Consolidated Funded Indebtedness of the types referred to in clauses (a) through (h) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.

“Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis the sum (without duplication) of: (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest and all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances, and net costs under Swap Contracts in respect of interest rates, to the extent such net costs are allocable to such period in accordance with GAAP) or in connection with the deferred purchase price of assets, in each case with respect to such period and to the extent treated as interest in accordance with GAAP; (b) all interest paid or payable with respect to discontinued operations for such period; and (c) the portion of rent expense under Capitalized Leases for such period that is treated as interest in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of: (a) Consolidated Funded Indebtedness as of such date; to (b) Consolidated EBITDA for the Measurement Period most recently completed on or prior to such date.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for such period, as determined in accordance with GAAP.

“Consolidated Net Tangible Assets” means, as of any date of determination, the total of (a) total assets of the Borrower and its Subsidiaries as of such date, as determined on a consolidated basis in accordance with GAAP, minus (b) the sum of (i) all Intangible Assets as of such date, plus (ii) current liabilities of the Borrower and its subsidiaries on a consolidated basis in accordance with GAAP (other than the short-term portion of any long-term Indebtedness of the Borrower and its Subsidiaries on a consolidated basis as determined in accordance with GAAP and obligations under Capitalized Leases).

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning specified in Section 10.19.

“Daily Simple SOFR” means, with respect to any applicable determination date, SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) with respect to any Obligation for which a rate is specified, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto, and (b) with respect to any Obligation for which a rate is not specified or available, a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans at such time plus two percent (2%), in each case, to the fullest extent permitted by Applicable Law.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Designated Jurisdiction” means any country, region or territory to the extent that such country, region or territory is the subject of any Sanction.

“Disclosure Letter” means that certain disclosure letter, dated as of the Closing Date, executed and delivered by the Borrower to the Lender in connection with this Agreement and the other Loan Documents.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction and any Involuntary Disposition) of any property (including the Equity Interests in any Subsidiary) owned by the Borrower or any Subsidiary, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” means Equity Interests that by their terms (or by the terms of any security into which they are convertible or for which they are exchangeable), or upon the happening of any event, (a) require the payment of any cash dividends (other than cash payments made in lieu of the issuance of fractional shares in connection with the payment of any dividend payable solely in the form of Equity Interests) prior to the date that is ninety-one (91) days after the Maturity Date, (b) mature or are mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof (other than solely for Equity Interests that are not Disqualified Equity Interests (and cash payments made in lieu of the issuance of fractional shares in connection with any such redemption or repurchase satisfied solely with Equity Interests that are not Disqualified Equity Interests)), in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation, on a fixed date or otherwise, prior to the date that is ninety-one (91) days after the Maturity Date, or (c) are convertible or exchangeable, automatically or at the option of any holder thereof, into Indebtedness or any Equity Interests of the type described in clause (a), (b), or (c) hereof, in each case, at any time prior to the date that is ninety-one (91) days after the Maturity Date; provided, that, any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem or repurchase such Equity Interests upon the occurrence of a change of control or an asset sale, in each case, occurring prior to the ninety-first (91st) day after the Maturity Date, shall not constitute Disqualified Equity Interests if such Equity Interests provide that the issuer thereof will not redeem or repurchase any such Equity Interests pursuant to such provisions prior to the Facility Termination Date; provided, further, that, if such Equity Interests are issued to current or former employees, officers, or directors of the Borrower or any of its Subsidiaries pursuant to a plan or other agreement (including any Organization Document of such Person) for the benefit of current or former employees, officers, or directors of the Borrower or any of its Subsidiaries or by any such plan or other agreement to such Persons, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such Person’s termination or cessation of services, death or disability.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“Earn Out Obligations” means, with respect to any Person in connection with an Acquisition or other Investment, all obligations of such Person to make earn out or other contingency payments (excluding working capital purchase price adjustments) pursuant to the documentation relating to such Acquisition or such Investment.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Copy” has the meaning specified in Section 10.17.

“Electronic Record” has the meaning assigned to that term by 15 USC §7006.

“Electronic Signature” has the meaning assigned to that term by 15 USC §7006.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetland, flora and fauna.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws (including common law), regulations, standards, ordinances, rules, judgments, interpretations, orders, decrees, permits, agreements or governmental restrictions relating to pollution or the protection of the Environment or human health (to the extent related to exposure to Hazardous Materials), including those relating to the manufacture, generation, handling, transport, storage, treatment, Release or threat of Release of Hazardous Materials, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, directly or indirectly relating to (a) any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) Release or threatened Release of any Hazardous Materials, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, certification, registration, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or Section 414(c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means: (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; or (i) a failure by the Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by the Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, including all amendments thereto and regulations promulgated thereunder.

“Excluded Subsidiary” means each of (a) Via, (b) any other Subsidiary (i) that is a CFC (or any Subsidiary of a CFC), (ii) that is a CFC Holdco (or any Subsidiary of a CFC Holdco), (iii) that is a Foreign Subsidiary, (iv) that is a captive insurance company, (v) that is a not-for-profit Subsidiary, or (vi) that is a special purpose entity, and (c) any other Subsidiary for which the Borrower and the Lender agree in writing that the costs or other consequences of the provision by such Subsidiary of a guaranty of the Included Obligations (including in light of any material adverse tax consequences that would arise in connection with a provision by such Subsidiary of a guaranty of the Included Obligations) would be excessive in light of the benefits to be obtained by the Included Parties therefrom.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a Lien to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 9.11 and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or grant by such Guarantor of a Lien, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guaranty or Lien is or becomes excluded in accordance with the first sentence of this definition.

“Facility” means, at any time, the aggregate amount of the Commitment at such time.

“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) the Commitment has terminated; and (b) all Obligations have been paid in full (other than contingent indemnification obligations for which no claim has been asserted).

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided, that, if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means the fee and expense letter agreement, dated September 25, 2024, between the Borrower and Bank of America.

“Financial Covenant” means the financial covenant set forth in Section 7.07.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Funding Indemnity Letter” means a funding indemnity letter in form and substance reasonably acceptable to the Lender.

“GAAP” means generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, including the FASB ASC, that are applicable to the circumstances as of the date of determination, consistently applied and subject to Section 1.03.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed or expressly undertaken by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning specified in Section 9.01.

“Guarantor” means each of (a) each Person identified under the heading “Guarantors” on the signature pages hereto, (b) each Person that is or may from time to time become a Guarantor pursuant to Section 6.12, and (c) with respect to (i) Additional Included Obligations owing by any Loan Party or any Subsidiary, and (ii) any Swap Obligation of a Specified Loan Party (determined before giving effect to Sections 9.01 and 9.11) under the Guaranty, the Borrower.

“Guaranty” means, collectively, the Guarantee made by the Guarantors under Article IX in favor of the Included Parties, together with each other guaranty delivered pursuant to Section 6.12.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, natural gas, natural gas liquids, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, toxic mold, infectious or medical wastes and all other substances, wastes, chemicals, pollutants, contaminants or compounds of any nature in any form regulated pursuant to any Environmental Law.

“HMT” has the meaning specified in the definition of “Sanction(s)”.

“Included Cash Management Agreement” means any Cash Management Agreement between the Borrower or any Subsidiary and the Lender or an Affiliate of the Lender.

“Included Hedge Agreement” means any interest rate, currency, foreign exchange, or commodity Swap Contract between the Borrower or any Subsidiary and the Lender or an Affiliate of the Lender.

“Included Obligations” means all Obligations and all Additional Included Obligations.

“Included Party” means each of the Lender, any Affiliate of the Lender party to any Included Cash Management Agreement or any Included Hedge Agreement, and each Indemnitee.

“Increase” has the meaning specified in Section 2.02(g).

“Incremental Amount” means, as of any date of determination, an amount equal to the total of (a) $150,000,000, minus (b) the aggregate principal amount of all Increases incurred pursuant to Section 2.02(g) prior to such date.

“Indebtedness” means, as to any Person as of any date of determination, all of the following (without duplication), whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all obligations of such Person, whether current or long-term, for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all purchase money indebtedness of such Person; (c) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (d) all obligations of such Person in respect of the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business, and (ii) deferred compensation and other compensation-related liabilities in the ordinary course of business not to exceed $10,000,000 in the aggregate), including Earn Out Obligations (other than any such Earn Out Obligations for which no payment is owed thereunder, or, if a payment is owed thereunder, is not more than three (3) Business Days’ past due); (e) all Attributable Indebtedness of such Person; (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Equity Interests, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) the principal portion of all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person or any Subsidiary thereof; (h) all Indebtedness of other Persons secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person or any Subsidiary thereof, whether or not the obligations secured thereby have been assumed (provided, that, with respect to any such obligations that have not been assumed, the amount of such obligations shall be deemed to be equal to the lesser of (i) the fair market value of the assets subject to such Lien (or otherwise payable out of the proceeds of production from such assets), and (ii) the obligations secured by such Lien); (i) net obligations of such Person under any Swap Contract; (j) all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (i) above of Persons other than such Person or any Subsidiary thereof; and (k) all Indebtedness of the types referred to in clauses (a) through (j) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person or a Subsidiary thereof is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Person or such Subsidiary. For purposes of this definition, the amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Intangible Assets” means, for the Borrower and its Subsidiaries on a consolidated basis as of any date of determination, assets that are considered to be intangible assets under GAAP as of such date, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Intellectual Property” means, with respect to any Person, any and all worldwide industrial, proprietary, and intellectual property rights (including (x) all copyrights, all copyright licenses, all patents, all patent licenses, all trademarks, and all trademark licenses, and (y) all common law and statutory rights, registrations and applications therefor, and renewals, extensions, and restorations thereof, as applicable) of such Person, of every kind and nature, and whether existing now or in the future, including all rights and interests pertaining to or deriving from (a) patents (including divisionals, continuations, continuations-in-part, substitutes, reissues, and reexaminations thereof) and patent licenses, (b) inventions, concepts, technology, formulae, know-how, trade secrets, ideas, and confidential information, (c) trademarks, trademark licenses, service marks, trade names, trade dress, trade styles, brand names, slogans, logos, and Internet domain names, together with the goodwill of the business connected with the use of and symbolized by the foregoing, (d) copyrights, copyright licenses, works of authorship, maskworks, designs, drawings, graphics, and websites, (e) software, programming, code, databases, algorithms, analyses, graphs, reports, and data, and associated documentation, (f) rights of privacy and publicity and moral or other rights in the foregoing, (g) all contents, embodiments, adaptations, derivations, improvements, and versions of the foregoing, and associated physical property, and the unencumbered right to exercise such rights in all media and by any manner or means, whether now or hereafter devised, (h) all registrations, applications, extensions, and renewals related to any of the foregoing, including the right to apply for and secure registration therein and to any resulting registration in such Person’s name as claimant, (i) all licenses to or other agreements related to the foregoing, (j) any and all royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing, and (k) any and all claims and causes of action with respect to any of the foregoing, whether accruing before, on or after the Closing Date, including all rights to and claims for damages, restitution and injunctive and other legal and equitable relief for past, present, and future infringement, dilution, misappropriation, violation, misuse, breach or default, unfair competition and/or deceptive trade practices related to the foregoing, and all other related claims and causes of action, with the right but no obligation to sue for such legal and equitable relief and to collect, or otherwise recover, any such damages.

“Interest Payment Date” means: (a) as to any Term SOFR Loan, the last day of each Interest Period applicable to such Term SOFR Loan and the Maturity Date; provided, that, if any Interest Period for a Term SOFR Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one (1), three (3) or six (6) months thereafter (in each case, subject to availability), as selected by the Borrower in its Loan Notice; provided, that: (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and (c) no Interest Period shall extend beyond the Maturity Date.

“Interim Financial Statements” means the unaudited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal quarter of the Borrower ended June 28, 2024, and the related consolidated statements of operations, consolidated statements of comprehensive income, consolidated statements of stockholders’ equity, and consolidated statements of cash flows for such fiscal quarter, including the notes thereto.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, by way of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or interest in, another Person (including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guaranties Indebtedness of such other Person), or (c) an Acquisition.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of the Borrower or any Subsidiary.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit B executed and delivered in accordance with the provisions of Section 6.12, or any other joinder documentation, in form and substance reasonably satisfactory to the Lender, for the purposes of causing any Person to become a Guarantor in accordance with the provisions of Section 6.12.

“Law” or “law” means any international, foreign, federal, state and local statute, treaty, rule, guideline, regulation, ordinance, code or administrative or judicial precedent or authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and any applicable administrative order, directed duty, request, license, authorization or permit of, or agreement with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means Bank of America and its successors and assigns.

“Lender’s Office” means the Lender’s address and, as appropriate, account as set forth on Schedule 1.01(a), or such other address or account as the Lender may from time to time notify the Borrower; which office may include any Affiliate of the Lender or any domestic or foreign branch of the Lender or such Affiliate.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” has the meaning specified in Section 2.01.

“Loan Document” means each of this Agreement, the Disclosure Letter, each Note, the Guaranty, the Fee Letter, each Joinder Agreement, and each other agreement, instrument or document designated by its terms as a “Loan Document” (but specifically excluding any Included Hedge Agreement and any Included Cash Management Agreement).

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other pursuant to Section 2.02(a), or (c) a continuation of Term SOFR Loans pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit C or such other form as may be approved by the Lender (including any form on an electronic platform or electronic transmission system as shall be approved by the Lender), appropriately completed and signed by a Responsible Officer of the Borrower.

“Loan Party” means each of the Borrower and each Guarantor.

“Master Agreement” has the meaning specified in the definition of “Swap Contract”.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or financial condition of the Borrower and its Subsidiaries, taken as a whole, or (b) a material adverse effect on (i) the ability of any Loan Party to perform its payment obligations under any Loan Document to which it is a party, or (ii) the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Maturity Date” means November 14, 2029; provided, that, if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.

“Maximum Rate” has the meaning specified in Section 10.09.

“Measurement Period” means, at any date of determination, the four (4) fiscal quarters of the Borrower most recently completed on or prior to such date for which financial statements were delivered (or were required to be delivered) pursuant to Section 6.01(a) or Section 6.01(b); provided, that, prior to the delivery of financial statements pursuant to Section 6.01(a) for the fiscal year of the Borrower ended September 27, 2024, any determination to be made by reference to the most recently ended Measurement Period shall be deemed to be the four (4) fiscal quarters of the Borrower ended June 28, 2024.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Note” means a promissory note, in form and substance satisfactory to the Lender, made by the Borrower in favor of the Lender evidencing Loans made by the Lender.

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit D or such other form as may be approved by the Lender (including any form on an electronic platform or electronic transmission system as shall be approved by the Lender), appropriately completed and signed by a Responsible Officer of the Borrower.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof pursuant to any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding; provided, that, without limiting the foregoing, (i) the Obligations shall include (A) the obligation to pay principal, interest, charges, expenses, fees, indemnities and other amounts payable by any Loan Party under any Loan Document, and (B) the obligation of the Loan Parties to reimburse any amount in respect of any of the foregoing that the Lender, in its sole discretion, may elect to pay or advance on behalf of the Loan Parties, and (ii) the Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means: (a) with respect to any corporation, the charter or certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents with respect to any non-U.S. jurisdiction); (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction); and (d) with respect to all entities, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction).

“Outstanding Amount” means, with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Loans occurring on such date.

“Participant” has the meaning specified in Section 10.06(b).

“Participant Register” has the meaning specified in Section 10.06(b).

“Patriot Act” has the meaning specified in Section 10.18.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum funding standards with respect to Pension Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate or with respect to which the Borrower or any ERISA Affiliate has any liability and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Holder” means each of: (a) Dagmar Dolby, an individual resident in the United States as of the Closing Date, that holds, indirectly, Equity Interests of the Borrower on the Closing Date; (b) David Dolby, an individual resident in the United States as of the Closing Date, that holds, directly and indirectly, Equity Interests of the Borrower on the Closing Date; (c) Thomas Dolby, an individual resident in the United States as of the Closing Date, that holds, indirectly, Equity Interests of the Borrower on the

Closing Date; and (d) in each case of the foregoing clauses (a), (b) and (c), (i) any Affiliates, funds, investments, Persons, vehicles or accounts that are managed by, sponsored by, advised by or for the benefit of such Persons or their respective Affiliates, (ii) such Person’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, domestic partner, former domestic partner, sibling, mother-in-law, father-in-law, son-in-law or daughter-in-law (including adoptive relationships), and (iii) any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any such Person or any of the foregoing individuals, such Person’s or individual’s estate (or an executor, administrator, heir or legatee, in each case, acting on their behalf) or any private foundation or fund that is controlled by such Person or any of the foregoing individuals or any donor-advised fund of which any such Person or individual is the donor.

“Permitted Liens” has the meaning specified in Section 7.01.

“Permitted Refinancing” means, with respect to any Indebtedness, any modification, replacement, restructuring, refinancing, refunding, renewal, restatement or extension of such Indebtedness; provided, that, the principal amount of such Indebtedness is not increased at the time of such modification, replacement, restructuring, refinancing, refunding, renewal, restatement or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such modification, replacement, restructuring, refinancing, refunding, renewal, restatement or extension and by an amount equal to any existing commitments unutilized thereunder.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Priority Indebtedness” means (a) unsecured Indebtedness of any Subsidiary that is not a Loan Party, and (b) Indebtedness of the Borrower or any Subsidiary secured by any Lien.

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” means, in respect of a Specified Transaction occurring in any period, that such Specified Transaction and the following transactions in connection therewith (to the extent applicable) shall be deemed to have occurred on and as of the first day of the applicable period: (a)(i) with respect to any Disposition or other sale, transfer or disposition that results in a Person ceasing to be a Subsidiary, income statement and cash flow statement items (whether positive or negative) attributable to the Person or property disposed of shall be excluded, and (ii) with respect to (A) any Acquisition, or (B) any other Investment that, in the case of this clause (B), results in a Person becoming a Subsidiary, income statement and cash flow statement items (whether positive or negative) attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent such items are not otherwise included in such income statement items for the Borrower and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01; (b) any retirement of Indebtedness (it being understood and agreed that in connection with any retirement of Indebtedness, interest accrued during the relevant period on the Indebtedness repaid shall be excluded from the applicable calculations); and (c) any incurrence or assumption of Indebtedness by the Borrower or any of its Subsidiaries (and if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination); provided, that, (x) Pro Forma Basis, Pro Forma Compliance and Pro Forma Effect in respect of any Specified Transaction shall be calculated in a reasonable and factually supportable manner, and (y) any such calculation shall be subject to the applicable limitations set forth in the definition of “Consolidated EBITDA”.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. §5390(c)(8)(D).

“QFC Credit Support” has the meaning specified in Section 10.19.

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Regulation U” means Regulation U of the FRB, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, and representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the Environment, or into, from or through any building, structure or facility.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Responsible Officer” means, with respect to any Loan Party, (a) the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer or controller of such Loan Party, (b) solely for purposes of the delivery of incumbency certificates pursuant to this Agreement or any other Loan Document, the secretary or any assistant secretary of such Loan Party, and (c) solely for purposes of notices given pursuant to Article II, (i) any other officer or employee of such Loan Party so designated by any of the officers of such Loan Party identified in clause (a) above or clause (b) above in a notice to the Lender, or (ii) any other officer or employee of such Loan Party designated in or pursuant to an agreement between such Loan Party and the Lender. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. To the extent requested by the Lender, each Responsible Officer will provide an incumbency certificate and, to the extent requested by the Lender, appropriate authorization documentation, in each case in form and substance satisfactory to the Lender.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to the Borrower or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby the Borrower or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including OFAC), the United Nations Security Council, the European Union, His Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“Scheduled Unavailability Date” has the meaning specified in Section 3.03(b).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person.

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“SOFR Adjustment” means: (a) with respect to Daily Simple SOFR, 0.10% (10 basis points); and (b) with respect to Term SOFR, 0.10% (10 basis points).

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Significant Subsidiary” means, on any date of determination, any Subsidiary that is a “significant subsidiary” (as such term is defined in Regulation S-X promulgated by the SEC (as Regulation S-X is in effect on the Closing Date)).

“Specified Event of Default” means any Event of Default pursuant to Section 8.01(a), Section 8.01(f), or Section 8.01(g).

“Specified Loan Party” means any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 9.11).

“Specified Transaction” means (a) any Acquisition, any Disposition, any other sale, transfer or disposition that results in a Person ceasing to be a Subsidiary, or any Investment that results in a Person becoming a Subsidiary, (b) any incurrence or repayment of Indebtedness, or (c) any other event that by the terms of the Loan Documents requires Pro Forma Compliance with a test or covenant, calculation as to Pro Forma Effect with respect to a test or covenant, or requires such test or covenant to be calculated on a Pro Forma Basis.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Successor Rate” has the meaning specified in Section 3.03(b).

“Supported QFC” has the meaning specified in Section 10.19.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Lender or any Affiliate of the Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means: (a) for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided, that, if the rate is not published prior to 11:00 a.m. on such determination date, then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto; in each case, plus the SOFR Adjustment for such Interest Period; and (b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to such date with a term of one month commencing that day; provided, that, if the rate is not published prior to 11:00 a.m. on such determination date then, Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto; plus the SOFR Adjustment for such term; provided, that, if the Term SOFR determined in accordance with either of the foregoing clause (a) or clause (b) of this definition would otherwise be less than zero, the Term SOFR shall be deemed zero for purposes of this Agreement.

“Term SOFR Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Term SOFR”.

“Term SOFR Replacement Date” has the meaning specified in Section 3.03(b).

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Lender) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Lender from time to time).

“Threshold Amount” means $75,000,000.

“Total Outstandings” means, as of any date of determination, the aggregate Outstanding Amount of all Loans as of such date.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Term SOFR Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“United States” and “U.S.” mean the United States of America.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Special Resolution Regimes” has the meaning specified in Section 10.19.

“Via” means Via Licensing Alliance LLC, a Delaware limited liability company.

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right to so vote has been suspended by the happening of such contingency.

1.02 Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including the Loan Documents and any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law, and any reference to any law, rule or regulation shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from, and including,”; the words “to” and “until” each mean “to, but excluding,”; and the word “through” means “to, and including,”.

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, or disposition, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, or disposition, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person).

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed or permitted herein. Notwithstanding the foregoing or anything to the contrary herein, for purposes of determining compliance with any covenant (including the computation of the Financial Covenant) contained herein, (i) Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at one hundred percent (100%) of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470–20 on financial liabilities shall be disregarded, and (ii) any obligations of a Person that are or would have been treated as operating leases for purposes of GAAP prior to the implementation of Financial Accounting Standards Board ASU No. 2016-02, Leases (Topic 842) and any interpretations thereof (“ASU 842”) shall continue to be accounted for as operating leases for purposes of all financial definitions, calculations and covenants for purpose of this Agreement (other than for purposes of the delivery of financial statements prepared in accordance with GAAP), notwithstanding the fact that such obligations are required in accordance with ASU 842 to be treated as capitalized lease or finance lease obligations in accordance with GAAP or otherwise reflected on the balance sheet of such Person in accordance with GAAP. Prior to the delivery of financial statements pursuant to Section 6.01(a) for the fiscal year of the Borrower ended September 27, 2024, any calculation or other determination to be made pursuant to this Agreement by reference to the most recent financial statements of the Borrower shall be calculated or determined, as applicable, by reference to the Interim Financial Statements.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or Lender shall so request, the Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided, that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and (ii) the Borrower shall provide to the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Pro Forma Treatment. Notwithstanding anything to the contrary contained herein, all calculations of the Consolidated Leverage Ratio shall be made on a Pro Forma Basis with respect to all Specified Transactions occurring during the applicable Measurement Period to which such calculation relates, and/or subsequent to the end of such Measurement Period but not later than the date of such calculation; provided, that, notwithstanding the foregoing, when calculating (i) the Financial Covenant for purposes of determining compliance with Section 7.07, and/or (ii) the Consolidated Leverage Ratio for purposes of determining the Applicable Rate, any Specified Transaction and any related adjustment contemplated in the definition of “Pro Forma Basis” that occurred subsequent to the end of the applicable Measurement Period shall not be given Pro Forma Effect.

1.04 Rounding.

Any financial ratios required to be maintained by the Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06 UCC Terms.

Terms defined in the UCC (as in effect on the Closing Date) and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

1.07 Rates.

The Lender does not warrant, nor accept responsibility, nor shall the Lender have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rates (including any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Lender and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower. The Lender may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

ARTICLE II

COMMITMENT AND BORROWINGS

2.01 Loans.

Subject to the terms and conditions set forth herein, the Lender agrees to make loans (each such loan, a “Loan”) to the Borrower, in Dollars, from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of the Commitment; provided, that, after giving effect to any Borrowing, the Total Outstandings shall not exceed the Facility. Within the limits of the Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow Loans, prepay Loans under Section 2.03, and reborrow Loans under this Section 2.01. Loans may be Base Rate Loans or Term SOFR Loans, as further provided herein; provided, that, any Borrowings made on the Closing Date or any of the two (2) Business Days following the Closing Date shall be made as Base Rate Loans unless the Borrower delivers a Funding Indemnity Letter not less than two (2) Business Days prior to the date of such Borrowing.

2.02 Borrowings, Conversions and Continuations of Loans; Increases in Facility.

(a) Notice of Borrowing. Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Term SOFR Loans, in each case, shall be made upon the Borrower’s irrevocable notice to the Lender, which may be given by (i) telephone, or (ii) a Loan Notice; provided, that, any telephonic notice must be confirmed immediately by delivery to the Lender of a Loan Notice. Each such Loan Notice must be received by the Lender not later than 11:00 a.m. (A) two (2) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Term SOFR Loans, or of any conversion of Term SOFR Loans to Base Rate Loans, and (B) on the requested date of any Borrowing of Base Rate Loans. Each Borrowing of, conversion to or continuation of Term SOFR Loans shall be, unless otherwise agreed by Lender, in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if less, the remaining available amount of the Commitment). Each Borrowing of or conversion to Base Rate Loans shall be, unless otherwise agreed by Lender, in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, the remaining available amount of the Commitment). Each Loan Notice and each telephonic notice shall specify (1) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Term SOFR Loans, as the case may be, (2) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (3) the principal amount of Loans to be borrowed, converted or continued, (4) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (5) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice, then the applicable Loans shall be made as Base Rate Loans. If the Borrower fails to timely deliver any notice requesting a continuation in respect of any existing Term SOFR Loans, such Term SOFR Loans shall be continued as Term SOFR Loans with an Interest Period of one (1) month. Any such continuation shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Term SOFR Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b) Advances. Following receipt of a Loan Notice, upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Borrowing, Section 4.01), the Lender shall make the requested funds available to the Borrower either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds, or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Lender by the Borrower.

(c) Term SOFR Loans. Except as otherwise provided herein, a Term SOFR Loan may be continued or converted only on the last day of an Interest Period for such Term SOFR Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Term SOFR Loans without the consent of the Lender, and the Lender may demand that any or all of the outstanding Term SOFR Loans be converted immediately to Base Rate Loans.

(d) Interest Rates. Each determination of an interest rate by the Lender pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower in the absence of manifest error.

(e) Interest Periods. After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than five (5) Interest Periods in effect.

(f) Conforming Changes. With respect to SOFR or Term SOFR, the Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided, that, with respect to any such amendment effected, the Lender shall provide each such amendment implementing such Conforming Changes to the Borrower reasonably promptly after such amendment becomes effective.

(g) Increases in Facility. At any time after the Closing Date and prior to the Maturity Date, the Borrower may, upon at least five (5) Business Days’ prior written notice to the Lender (or such shorter period of time as is agreed by the Lender in its sole discretion), request to increase the Facility (any such increase in the Facility, an “Increase”), by a maximum aggregate amount for all such Increases incurred after the Closing Date not to exceed, as of any date of determination, the Incremental Amount. Each Increase shall be subject to the following conditions:

(i) any such Increase shall be in a minimum principal amount of $10,000,000 and in integral multiples of $1,000,000 in excess thereof (or such other amount as the Lender shall agree in its sole discretion);

(ii) no Default shall exist and be continuing at the time of any such Increase or would exist immediately after giving effect thereto;

(iii) the Lender shall not be under any obligation to agree to any such Increase, and any decision whether to agree to any such Increase shall be in the Lender’s sole and absolute discretion;

(iv) before and after giving effect to any such Increase, the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) on and as of the effective date of such Increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) as of such earlier date;

(v) upon giving Pro Forma Effect to any such Increase (and assuming for such calculation that such Increase is fully drawn), the Loan Parties would be in compliance with the Financial Covenant as of the most recently ended fiscal quarter of the Borrower for which the Borrower was required to deliver financial statements pursuant to Section 6.01(a) or Section 6.01(b); and

(vi) in connection with any such Increase, the Lender shall have received: (A) a certificate from a Responsible Officer of the Borrower certifying that (1) the conditions set forth in Sections 2.02(g)(ii) and (g)(iv) have been satisfied, and (2) the condition set forth in Section 2.02(g)(v) has been satisfied (which certification shall include reasonably detailed calculations to demonstrate the satisfaction of such condition); (B) a certificate from a Responsible Officer of each Loan Party certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such Increase; and (C) if requested by the Lender, an opinion or opinions of counsel for the Loan Parties, dated as of the effective date of such Increase and addressed to the Lender, in form and substance satisfactory to the Lender.

2.03 Prepayments.

(a) Optional. The Borrower may, upon notice to the Lender pursuant to delivery to the Lender of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty, but subject to Section 3.05; provided, that, unless otherwise agreed by the Lender, (i) such notice must be received by Lender not later than 11:00 a.m. (A) two (2) Business Days prior to any date of prepayment of Term SOFR Loans, and (B) on the date of prepayment of Base Rate Loans, (ii) any prepayment of Term SOFR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if less, the entire principal amount of such Loan then outstanding), and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal amount of such Loan then outstanding). Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Term SOFR Loans are to be prepaid, the Interest Period(s) of such Loans. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, that, if the applicable Notice of Loan Prepayment indicates that such prepayment is to be contingent on the consummation of a pending transaction, such Notice of Loan Prepayment may be revoked or the date of prepayment may be extended (in each case, by written notice to the Lender on or prior to the specified date of prepayment) if such transaction is not consummated or is delayed. Any prepayment of a Term SOFR Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

(b) Mandatory. If for any reason the Total Outstandings at any time exceed the amount of the Facility at such time, the Borrower shall immediately prepay Loans in an aggregate amount equal to such excess. Prepayments pursuant to this Section 2.03(b) shall be applied first (1st) to Base Rate Loans and then to Term SOFR Loans in direct order of Interest Period maturities. All prepayments under this Section 2.03(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

2.04 Termination or Reduction of Commitment.

(a) Optional. The Borrower may, upon notice to the Lender, terminate the Facility or from time to time permanently reduce the Facility; provided, that, unless otherwise agreed by the Lender, (i) any such notice shall be received by the Lender not later than 11:00 a.m. three (3) Business Days prior to the date of such termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof (or such other amount as the Lender shall agree in its sole discretion), and (iii) the Borrower shall not terminate or reduce the Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Facility. A notice delivered by the Borrower pursuant to this Section 2.04(a) may state that such reduction or termination is to be contingent on the consummation of a pending transaction, in which case such notice may be revoked or the date of reduction or termination may be extended (in each case, by written notice to the Lender on or prior to the specified date of such reduction or termination, as applicable) if such transaction is not consummated or is delayed.

(b) Mandatory. If not terminated prior to the Maturity Date, the Facility shall automatically terminate on the Maturity Date.

(c) Payment of Fees. All fees in respect of the Facility accrued until the effective date of any termination of the Facility shall be paid on the effective date of such termination.

2.05 Repayment of Loans.

The Borrower shall repay to the Lender on the Maturity Date the aggregate principal amount of all Loans outstanding on such date.

2.06 Interest and Default Rate.

(a) Interest. Subject to the provisions of Section 2.06(b), (i) each Term SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period from the applicable Borrowing date at a rate per annum equal to Term SOFR for such Interest Period plus the Applicable Rate, and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate. To the extent that any calculation of interest or any fee required to be paid under this Agreement shall be based on (or result in) a calculation that is less than zero, such calculation shall be deemed zero for purposes of this Agreement.

(b) Default Rate.

(i) While any Specified Event of Default exists, all outstanding Obligations shall accrue at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(ii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest Payments. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.07 Fees.

(a) Commitment Fee. The Borrower shall pay to the Lender a commitment fee (the “Commitment Fee”) equal to the applicable amount set forth under the heading “Commitment Fee” in the definition of “Applicable Rate” times the actual daily amount by which the Facility exceeds the Outstanding Amount of the Loans. The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first (1st) such date to occur after the Closing Date, and on the last day of the Availability Period. The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees. The Borrower shall pay to the Lender such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees (i) shall be fully earned when paid, and (ii) shall not be refundable for any reason whatsoever, absent manifest error in the case of an erroneous overpayment of a fee by the Borrower to the Lender.

2.08 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a) Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365 day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided, that, any Loan that is repaid on the same day on which it is made shall, subject to Section 2.09, bear interest for one (1) day. Each determination by the Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) Financial Statement Adjustments or Restatements. If, as a result of any restatement of or other adjustment to the financial statements of the Borrower and its Subsidiaries or for any other reason, the Borrower or the Lender determines that (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate, and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher interest and fees for such period, the Borrower shall immediately and retroactively be obligated to pay to the Lender promptly on demand by the Lender (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This Section 2.08(b) shall not limit the rights of the Lender under any provision of this Agreement to payment of any Obligations hereunder at the Default Rate or under Article VIII. The Borrower’s obligations under this Section 2.08(b) shall survive the Facility Termination Date.

2.09 Payments Generally.

All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Lender at the Lender’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. All payments received by the Lender after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Except as otherwise specifically provided for in this Agreement, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

If any payments to the Lender under this Agreement or any other Loan Document are made from outside the United States, the Borrower or other applicable Loan Party will not deduct any foreign Taxes from any payments it makes to the Lender unless required by Applicable Laws. If any such foreign Taxes are imposed on any payments made by any Loan Party (including payments under this Section 3.01), such Loan Party shall be entitled to make such deduction and pay the Taxes to the relevant Governmental Authority and will also pay to the Lender, at the time interest is paid, any additional amount which the Lender specifies as necessary to preserve the after-tax yield the Lender would have received if such taxes had not been imposed. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority, as provided in this Section 3.01, the Borrower will deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender. For the avoidance of doubt, the Borrower or other applicable Loan Party shall be entitled to deduct any U.S. withholding Taxes from any payments it makes to the Lender as required by Applicable Laws.

3.02 Illegality.

If the Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or the Lender’s Office to make, maintain or fund or charge interest with respect to any Borrowing, or to determine or charge interest rates based upon SOFR or Term SOFR, then, upon notice thereof by the Lender to the Borrower, (a) any obligation of the Lender to issue, make, maintain, fund or charge interest with respect to any such Borrowing or continue Term SOFR Loans, or to convert Base Rate Loans to Term SOFR Loans, shall be suspended, and (b) if such notice asserts the illegality of the Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Lender without reference to the Term SOFR component of the Base Rate, in each case until the Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand from the Lender, prepay or, if applicable, convert all Term SOFR Loans to Base Rate Loans (the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Lender without reference to the Term SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if the Lender may lawfully continue to maintain such Term SOFR Loan to such day, or immediately, if the Lender may not lawfully continue to maintain such Term SOFR Loan, and (ii) if such notice asserts the illegality of the Lender determining or charging interest rates based upon SOFR or Term SOFR, the Lender shall during the period of such suspension compute the Base Rate applicable to the Lender without reference to the Term SOFR component thereof until the Borrower is advised in writing by the Lender that it is no longer illegal for the Lender to determine or charge interest rates based upon SOFR or Term SOFR, as applicable. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05.

3.03 Inability to Determine Rates; Successor Rates.

(a) If in connection with any request for a Term SOFR Loan, a request for a conversion of Base Rate Loans to Term SOFR Loans, or a request to continue any Term SOFR Loan, as applicable, (i) the Lender determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 3.03(b), and the circumstances under Section 3.03(b)(i) or the Scheduled Unavailability Date has occurred, or (B) adequate and reasonable means do not otherwise exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan or in connection with an existing or proposed Base Rate Loan, or (ii) the Lender determines that for any reason that Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan does not adequately and fairly reflect the cost to the Lender of funding such Term SOFR Loan, the Lender will promptly so notify the Borrower. Thereafter, (1) the obligation of the Lender to make or maintain Term SOFR Loans, or to convert Base Rate Loans to Term SOFR Loans, as applicable, shall be suspended (to the extent of the affected Term SOFR Loans or Interest Periods), and (2) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Lender revokes such notice. Upon receipt of such notice, (x) the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein, and (y) any outstanding Term SOFR Loans shall be deemed to have been converted to Base Rate Loans immediately at the end of their respective applicable Interest Period.

(b) Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Lender determines (which determination shall be conclusive absent manifest error), or the Borrower notifies the Lender that the Borrower has determined, that: (i) adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR, including because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or (ii) CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Lender or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of Dollar-denominated syndicated loans, or shall or will otherwise cease; provided, that, at the time of such statement, there is no successor administrator that is satisfactory to the Lender that will continue to provide such representative interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Scheduled Unavailability Date”); then, on a date and time determined by the Lender (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to Section 3.03(b)(ii), no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any other Loan Document with Daily Simple SOFR plus the SOFR Adjustment for any payment period for interest calculated that can be determined by the Lender, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Rate”). If the Successor Rate is Daily Simple SOFR plus the SOFR Adjustment, all interest payments will be payable on a quarterly basis.

Notwithstanding anything to the contrary herein, (A) if the Lender determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (B) if the events or circumstances of the type described in Section 3.03(b)(i) or Section 3.03(b)(ii) have occurred with respect to the Successor Rate then in effect, then in each case, the Lender and the Borrower may amend this Agreement solely for the purpose of replacing Term SOFR or any then-current Successor Rate in accordance with this Section 3.03(b) at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then-existing convention for similar Dollar-denominated credit facilities executed in the United States for such alternative benchmark and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then-existing convention for similar Dollar-denominated credit facilities executed in the United States for such benchmark. For the avoidance of doubt, any such proposed rate (and adjustments thereto) shall constitute a Successor Rate.

The Lender will promptly (in one or more notices) notify the Borrower of the implementation of any Successor Rate. Any Successor Rate shall be applied in a manner consistent with market practice; provided, that, to the extent such market practice is not administratively feasible for the Lender, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Lender. Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero, the Successor Rate will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, the Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided, that, with respect to any such amendment effected, the Lender shall provide each such amendment implementing such Conforming Changes to the Borrower reasonably promptly after such amendment becomes effective.

3.04 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender;

(ii) subject the Lender to any taxes (other than (A) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, and (B) withholding Taxes imposed under FATCA) on its loans, loan principal, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on the Lender any other condition, cost or expense affecting this Agreement or Term SOFR Loans made by the Lender;

and the result of any of the foregoing shall be to increase the cost to the Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount) then, upon request of the Lender, the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If the Lender determines that any Change in Law affecting the Lender, the Lender’s Office or the Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement, the Commitment or the Loans made by the Lender, to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in Section 3.04(a) or Section 3.04(b) and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof. Notwithstanding any other provision in this Agreement or the other Loan Documents, it is understood and agreed that (i) any request by the Lender for compensation pursuant to the foregoing provisions of this Section 3.04 shall be made in accordance with the Lender’s policies as applied generally to other similarly situated borrowers of similar creditworthiness with respect to their similarly affected commitments, loans and/or participations under agreements with such borrowers having provisions similar to the provisions of this Section 3.04, and (ii) nothing in this Section 3.04 shall require the Lender to disclose any information related to similarly situated customers, comparable provisions of similar agreements or otherwise that the Lender, in its sole discretion, deems proprietary, privileged or confidential, and the Lender’s failure to provide such information shall not preclude it from asserting that such other customer is similarly situated to the Borrower under a similar agreement.

(d) Delay in Requests. Failure or delay on the part of the Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of the Lender’s right to demand such compensation; provided, that, the Borrower shall not be required to compensate the Lender pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than six (6) months prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six (6) month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05 Compensation for Losses.

Upon demand of the Lender from time to time, the Borrower shall promptly compensate the Lender for and hold the Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period or relevant payment period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by the Borrower (for a reason other than the failure of the Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

including any loss or expense (but excluding any loss of anticipated profits) arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Lender in connection with the foregoing.

3.06 Mitigation Obligations.

If the Lender requests compensation under Section 3.04 or requires the Borrower to pay any additional amounts to Lender or any Governmental Authority for the account of Lender pursuant to Section 3.01, or if the Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower, the Lender shall, as applicable, use reasonable efforts to designate a different Lender’s Office for funding or booking the Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of the Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 3.01 or Section 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (b) in each case, would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by the Lender in connection with any such designation or assignment.

3.07 Survival.

All of the Borrower’s obligations under this Article III shall survive termination of the Commitments, repayment of all other Obligations hereunder and the Facility Termination Date.

ARTICLE IV

CONDITIONS PRECEDENT TO BORROWINGS

4.01 Conditions to Effectiveness.

The effectiveness of this Agreement is subject to satisfaction (or waiver in accordance with Section 10.01) of the following conditions precedent:

(a) Execution of Credit Agreement and Other Loan Documents. The Lender shall have received counterparts of this Agreement and each other Loan Document to be executed and delivered on the Closing Date, in each case each executed (i) by a Responsible Officer of the signing Loan Party, and (ii) in the case of this Agreement, by the Lender.

(b) Organization Documents, Resolutions, Etc. The Lender shall have received the following: (i) copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the jurisdiction of its organization (where applicable) and certified by a Responsible Officer of such Loan Party to be true and correct as of the Closing Date; (ii) such certificates of resolutions or other action, incumbency certificates, and/or other certificates of Responsible Officers of each Loan Party as the Lender may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; (iii) such documents and certifications as the Lender may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its jurisdiction of organization.

(c) Legal Opinions of Counsel. The Lender shall have received an opinion or opinions of counsel for the Loan Parties, dated the Closing Date and addressed to the Lender, in form and substance acceptable to the Lender.

(d) No Material Adverse Effect. There shall not have occurred since September 29, 2023 any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect.

(e) No Litigation. There shall not exist any action, suit, investigation or proceeding pending or, to the knowledge of the Loan Parties, threatened in any court or before any arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

(f) Consents. The Lender shall have received evidence that all board of director (or equivalent governing entity), governmental, shareholder (or equivalent) and third party consents and approvals necessary for the Loan Parties to consummate the transactions contemplated by the Loan Documents have been obtained and are in full force and effect.

(g) Accuracy of Representations and Warranties; No Default. Immediately after giving effect to the transactions contemplated by the Loan Documents to be consummated on the Closing Date, (i) no Default shall have occurred and be continuing, and (ii) the representations and warranties in this Agreement and any other Loan Document shall be true and correct in all material respects (or in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) as of such earlier date.

(h) Officer’s Certificate. The Lender shall have received a certificate signed by a Responsible Officer of the Borrower certifying that (i) the conditions specified in Sections 4.01(d), (e), (f), and (g) have been satisfied, and (ii) the Borrower and its Subsidiaries, on a consolidated basis after giving effect to the transactions contemplated by the Loan Documents to be consummated on the Closing Date, are Solvent.

(i) Due Diligence; Anti-Money Laundering; Beneficial Ownership. The Lender shall have completed a due diligence investigation of the Borrower and its Subsidiaries in scope, and with results, reasonably satisfactory to the Lender, including U.S. Department of Treasury Office of Foreign Assets Control, Foreign Corrupt Practices Act and “know your customer” due diligence. The Loan Parties shall have provided to the Lender the documentation and other information requested by the Lender in order to comply with applicable law, including the Patriot Act. If any Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, such Loan Party shall have delivered, if requested by the Lender, a Beneficial Ownership Certification in relation to such Loan Party.

(j) Fees. The Lender shall have received all fees owing to the Lender and required to be paid on or prior to the Closing Date pursuant to the Loan Documents.

(k) Expenses. The Borrower shall have paid all reasonable and documented out-of-pocket expenses of the Lender required to be reimbursed by the Borrower prior to or on the Closing Date (including the reasonable and documented fees, charges and disbursements of counsel to Lender (directly to such counsel if requested by Lender)).

4.02 Conditions to all Borrowings.

The obligation of the Lender to honor any Loan Notice (other than, with respect to the conditions set forth in Sections 4.02(a) and (b), a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Term SOFR Loans) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. The representations and warranties of the Borrower and each other Loan Party contained in this Agreement (other than, with respect to any Borrowing occurring after the Closing Date the representations and warranties contained in Section 5.05(c) and Section 5.06) or any other Loan Document shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) on and as of the date of such Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) as of such earlier date.

(b) Default. No Default shall exist, or would result from such proposed Borrowing or from the application of the proceeds thereof.

(c) Loan Notice. The Lender shall have received a Loan Notice in accordance with the requirements hereof.

Each Loan Notice (other than, with respect to the conditions set forth in Sections 4.02(a) and (b), a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Term SOFR Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Borrowing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Lender, as of the date made or deemed made, that:

5.01 Existence, Qualification and Power.

Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business, and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c) above, to the extent that failure to do so could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

5.02 Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of (or the requirement to create) any Lien (other than any Permitted Lien) under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries, or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, or (c) violate any Applicable Law; except, in each case referred to in clause (b) above or clause (c) above, to the extent that the failure to do so could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

5.03 Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, other than (a) those such as have been obtained or made and are in full force and effect, (b) any filings of this Agreement or any other Loan Document with the SEC required to be made after the Closing Date, and (c) such approvals, consents, exemptions, authorizations, actions or notices the failure of which to obtain or make could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

5.04 Binding Effect.

This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principals of equity.

5.05 Financial Statements; No Material Adverse Effect.

(a) Audited Financial Statements.

(i) The Audited Financial Statements (A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (B) fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations, comprehensive income, changes in stockholders’ equity and cash flows for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (C) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness, in each case, in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise noted therein.

(ii) The financial statements most recently delivered pursuant to Section 6.01(a) (A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (B) fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations, comprehensive income, changes in stockholders’ equity and cash flows for the period covered thereby in accordance with

GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (C) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness, in each case, in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise noted therein.

(b) Quarterly Financial Statements.

(i) The Interim Financial Statements (A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (B) fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations, comprehensive income, changes in stockholders’ equity, and cash flows for the period covered thereby, subject, in the case of clauses (A) and (B) above, to the absence of footnotes and to normal year-end audit adjustments.

(ii) The financial statements most recently delivered pursuant to Section 6.01(b) (A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (B) fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations, comprehensive income, changes in stockholders’ equity, and cash flows for the period covered thereby, subject, in the case of clauses (A) and (B) above, to the absence of footnotes and to normal year-end audit adjustments.

(c) Material Adverse Effect. Since September 29, 2023, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06 Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any Subsidiary or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document or any of the transactions contemplated hereby, or (b) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

5.07 No Default.

Neither any Loan Party nor any Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property.

Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.09 Environmental Matters.

Except as could not, individually or in the aggregate, reasonably be expected to result in any Material Adverse Effect: (a)(i) none of the properties currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries is listed or formally proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (ii) there are no, and to the best knowledge of the Loan Parties and their Subsidiaries never have been any, underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned, leased or operated by any Loan Party or any of its Subsidiaries or, to the best of the knowledge of the Loan Parties, on any property formerly owned, leased or operated by any Loan Party or any of its Subsidiaries; (iii) there is no and never has been any asbestos or asbestos-containing material on, at or in any property currently owned, leased or operated by any Loan Party or any of its Subsidiaries; (iv) Hazardous Materials have not been released on, at, under or from any property currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries or any property by or on behalf, or otherwise arising from the operations, of any Loan Party or any of its Subsidiaries; and (v) no Loan Party or any of its Subsidiaries has become subject to any Environmental Liability or knows of any facts or circumstances that could reasonably be expected to give rise to any Environmental Liability; (b)(i) neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened Release of Hazardous Materials at, on, under, or from any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and (ii) all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner which could not reasonably expected to result in liability to any Loan Party or any of its Subsidiaries; and (c) the Loan Parties and their respective Subsidiaries: (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased, or otherwise operated by any of them; (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; (iv) to the extent within the control of the Loan Parties and their respective Subsidiaries, will timely renew and comply with each of their Environmental Permits and any additional Environmental Permits that may be required of any of them without material expense, and timely comply with any current, future or potential Environmental Law without material expense; and (v) are not aware of any requirements proposed for adoption or implementation under any Environmental Law.

5.10 Insurance.

The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates.

5.11 Taxes.

Each Loan Party and each of its Subsidiaries have timely filed all federal, state and other material tax returns and reports required to be filed, and have timely paid all federal, state and other material Taxes (whether or not shown on a tax return) levied or imposed upon it or its properties, income or assets otherwise due and payable, except (a) those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP, or (b) to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. There is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect, nor is there any tax sharing agreement applicable to the Borrower or any Subsidiary (other than any such agreement the parties to which solely include one or more of the Borrower and/or its Subsidiaries).

5.12 ERISA Compliance.

(a) Each Plan is in compliance in all respects with the applicable provisions of ERISA, the Code and other applicable federal or state laws or any noncompliance therewith has not resulted, and would not be expected to result, either individually or in the aggregate, in a Material Adverse Effect. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter or is subject to a favorable opinion letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code, or an application for such a letter is currently being processed by the IRS. To the best knowledge of the Loan Parties, nothing has occurred that would prevent or cause the loss of such tax-qualified status or any such prevention or loss has not resulted, and would not be expected to result, either individually or in the aggregate, in a Material Adverse Effect.

(b) There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred, and no Loan Party nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan or Multiemployer Plan, to the extent the same would reasonable be expected, individually or in the aggregate, to have a Material Adverse Effect; (ii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is sixty percent (60%) or higher and no Loan Party nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below sixty percent (60%) as of the most recent valuation date except, in either case, that would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; (iii) no Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid, except in each case that would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; (iv) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA, except that would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; and (v) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan, except in each case that would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(d) Neither the Borrower nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than Pension Plans not otherwise prohibited by this Agreement.

(e) As of the Closing Date, the Borrower is not and will not be using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to the Borrower’s entrance into, participation in, administration of and performance of the Loans, the Commitment or this Agreement.

5.13 Margin Regulations; Investment Company Act.

(a) Margin Regulations. No Loan Party is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock, in each case in violation of the regulations of the FRB (it being understood and agreed that, if requested by the Lender, the Borrower will furnish to the Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U). Following the application of the proceeds of each Borrowing, not more than twenty-five percent (25%) of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or subject to any restriction contained in any agreement or instrument between the Borrower or any of its Subsidiaries and the Lender or any Affiliate of the Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

(b) Investment Company Act. No Loan Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.14 Disclosure.

No report, financial statement, certificate or other information (other than any projected financial information and other forward-looking information, and other than any information of a general economic or industry specific nature) furnished in writing by or on behalf of any Loan Party to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished, and when taken as a whole together with the Borrower’s public filings with the SEC) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided, that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such projected financial information and other forward-looking information are not to be viewed as facts and that actual results during the period or periods covered thereby may differ from the projected results, such differences may be material, and no assurance can be given that the projected results will be realized).

5.15 Compliance with Laws.

Each Loan Party and each Subsidiary is in compliance with the requirements of all Applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted, or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.16 Solvency.

The Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

5.17 Sanctions Concerns and Anti-Corruption Laws.

(a) Sanctions Concerns. No Loan Party, nor any Subsidiary, nor, to the knowledge of the Loan Parties and their Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by one or more individuals or entities that are, (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals or HMT’s Consolidated List of Financial Sanctions Targets, or any similar list enforced by any other relevant sanctions authority, or (iii) located, organized or resident in a Designated Jurisdiction. The Borrower and its Subsidiaries conduct their businesses in compliance with all applicable Sanctions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Sanctions.

(b) Anti-Corruption Laws. The Loan Parties and their Subsidiaries have conducted their business in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other applicable anti-corruption legislation in other jurisdictions, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

5.18 [Reserved].

5.19 Beneficial Ownership Certification.

As of the Closing Date, to the knowledge of the Borrower, the information included in any Beneficial Ownership Certification delivered to the Lender in connection with this Agreement, if applicable, is true and correct in all respects.

5.20 Intellectual Property; Licenses, Etc.

The Borrower and each of its Subsidiaries own, or possess the right to use, all Intellectual Property that is reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except to the extent it would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Loan Parties, neither the operation of the business of the Borrower and its Subsidiaries, nor any product, service, process, method, substance, part or other material used by the Borrower or any of its Subsidiaries, infringes, misappropriates or otherwise violates upon any rights held by any other Person, except to the extent it would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Loan Parties, threatened, either individually or in the aggregate, in writing, which could reasonably be expected to have a Material Adverse Effect.

5.21 Affected Financial Institutions; Covered Entities.

No Loan Party is (a) an Affected Financial Institution, or (b) a Covered Entity.

ARTICLE VI

AFFIRMATIVE COVENANTS

Each of the Loan Parties hereby covenants and agrees that, on the Closing Date and thereafter until the Facility Termination Date:

6.01 Financial Statements.

The Borrower shall deliver to the Lender:

(a) Audited Financial Statements. As soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower, commencing with the fiscal year of the Borrower ended September 27, 2024, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of operations, statements of comprehensive income, changes in stockholders’ equity, and statements of cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Lender, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than any qualification solely as a result of an impending maturity with respect to the Obligations occurring within twelve (12) months of the date of such report and opinion).

(b) Quarterly Financial Statements. As soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year, commencing with the fiscal quarter of the Borrower ending December 27, 2024, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related statements of operations, statements of comprehensive income, changes in stockholders’ equity, and statements of cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, certified by the chief executive officer, chief financial officer, treasurer or controller who is a Responsible Officer of the Borrower as fairly presenting, in all material respects, the financial condition, results of operations, income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries, subject only to normal year-end audit adjustments and the absence of footnotes.

Documents required to be delivered pursuant to Section 6.01(a) or Section 6.01(b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (x) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 1.01(a), or (y) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Lender has access (whether a commercial, third-party website or whether sponsored by the Lender); provided, that, the Borrower shall deliver paper copies of such documents to the Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Lender. As to any information contained in materials furnished pursuant to Section 6.02(c), the Borrower shall not be separately required to furnish such information under Section 6.01(a) or Section 6.01(b), but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Section 6.01(a) and Section 6.01(b) at the times specified therein.

6.02 Certificates; Other Information.

The Borrower shall deliver to the Lender:

(a) Compliance Certificate. No later than the date of the delivery of the financial statements referred to in Section 6.01(a) (other than the financial statements delivered pursuant to Section 6.01(a) for the fiscal year of the Borrower ended September 27, 2024) and Section 6.01(b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller which is a Responsible Officer of the Borrower (which delivery of each Compliance Certificate may be by electronic communication including fax or email and shall be deemed to be an original and authentic counterpart thereof for all purposes), including (i) a certification that no Default has occurred and is continuing (or, if a Default has occurred and is continuing, describing the nature and status of each such Default and actions that have been taken or are proposed to be taken to cure such Default), and (ii) a certification of compliance with the Financial Covenant, including financial covenant calculations for the period covered by the Compliance Certificate (which certification shall include reasonably detailed calculations to demonstrate compliance with Section 7.07).

(b) [Reserved.]

(c) Annual Reports; Etc. Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, and in any case not otherwise required to be delivered to the Lender pursuant hereto (it being understood and agreed that documents required to be delivered pursuant to this Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 1.01(a), or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Lender has access (whether a commercial, third-party website or whether sponsored by the Lender); provided, that, the Borrower shall deliver paper copies of such documents to the Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Lender.

(d) Debt Securities Statements and Reports. Promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement governing Indebtedness with an aggregate principal amount in excess of the Threshold Amount and not otherwise required to be furnished to the Lender pursuant to Section 6.01 or any other clause of this Section 6.02.

(e) Anti-Money-Laundering; Beneficial Ownership Regulation. Promptly following any request therefor, information and documentation reasonably requested by the Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

(f) Beneficial Ownership. To the extent any Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, an updated Beneficial Ownership Certification promptly following any change in the information provided in the Beneficial Ownership Certification delivered to the Lender in relation to such Loan Party that would result in a change to the list of beneficial owners identified in such certification.

(g) Projections. As soon as available, but in any event no later than the date that is one hundred eighty (180) days after the Closing Date, projections for the Borrower and its Subsidiaries on a consolidated basis (including, for the fiscal year of the Borrower ending in 2025, a balance sheet and related statements of operations, comprehensive income and cash flows, and, for the fiscal years of the Borrower ending in 2026 and 2027, a statement of operations), in form and substance reasonably satisfactory to the Lender.

(h) Additional Information. Promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Lender may from time to time reasonably request.

6.03 Notices.

The Borrower shall promptly, but in any event within five (5) Business Days (or two (2) Business Days, in the case of Section 6.03(a)), notify the Lender of:

(a) the occurrence of any Default;

(b) any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that has resulted or could reasonably be expected to result in a Material Adverse Effect; and

(d) (i) any determination by the Borrower referred to in Section 2.08(b), and (ii) any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary (to the extent not otherwise described in Section 6.03(d)(i)), to the extent such material change is not disclosed in the Borrower’s SEC filings.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and to the extent applicable, stating what action the Borrower has taken and proposes to take with respect thereto.

6.04 Payment of Taxes.

Each Loan Party shall, and shall cause each of its Subsidiaries to, pay and discharge as the same shall become due and payable, all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless (a) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary, or (b) the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

6.05 Preservation of Existence, Etc.

Each Loan Party shall, and shall cause each of its Subsidiaries to: (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization, except in a transaction permitted by Section 7.03(a); (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and (c) preserve or renew all of its Intellectual Property, the non-preservation of which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

6.06 Maintenance of Properties.

Each Loan Party shall, and shall cause each of its Subsidiaries to, (a) maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and (b) make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

6.07 Maintenance of Insurance.

Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily (as determined by the Borrower in good faith) insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the standards set forth herein) as are customarily carried under similar circumstances by such other Persons.

6.08 Compliance with Laws.

Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with the requirements of all Applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted, or (b) the failure to comply therewith could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

6.09 Books and Records.

The Loan Parties shall, and shall cause their respective Subsidiaries to, maintain proper books of record and account, in which full, true and correct (in all material respects) entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Loan Parties and their respective Subsidiaries.

6.10 Inspection Rights.

Each Loan Party shall, and shall cause each of its Subsidiaries to, permit representatives and independent contractors of the Lender to visit and inspect any of its properties to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (provided, that, one or more representatives of the Borrower shall be invited (with reasonable advanced notice) to attend any such meetings with such directors, officers, and independent public accountants), all at the expense of the

Borrower and at such reasonable times during normal business hours and no more than once per calendar year, upon reasonable advance notice to the Borrower; provided, that, when an Event of Default exists, the Lender (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time, and as often as may be desired, during normal business hours.

6.11 Use of Proceeds.

Each Loan Party shall, and shall cause each of its Subsidiaries to, use the proceeds of the Borrowings for general corporate purposes not in contravention of any Law or of any Loan Document.

6.12 Covenant to Guarantee Obligations.

Each Loan Party shall, and shall cause each of its Subsidiaries to, within sixty (60) days after the acquisition or formation of any Subsidiary (or such longer period of time as is agreed to by the Lender in its sole discretion) (it being understood and agreed that any Subsidiary that ceases to be an Excluded Subsidiary but remains a Subsidiary shall be deemed to constitute the acquisition or formation of a Subsidiary for purposes of this Section 6.12), cause any such Subsidiary that is a Significant Subsidiary (other than an Excluded Subsidiary) to become a Guarantor by way of execution of a Joinder Agreement in form and substance reasonably satisfactory to the Lender and, in connection with the foregoing, deliver to the Lender, with respect to each new Guarantor, (a) substantially the same documentation required pursuant to Section 4.01(b) and Section 4.01(j), (b) if applicable, customary payoff letters evidencing the repayment in full of any Indebtedness of such Guarantor or any of its Subsidiaries (other than Indebtedness permitted pursuant to Section 7.02), and the termination of all commitments, guarantees, Liens (other than Permitted Liens) and security interests with respect thereto, (c) to the extent requested by the Lender, customary opinions of counsel to such Guarantor, and (d) such other deliveries reasonably deemed necessary in connection therewith, all in form, content and scope reasonably satisfactory to the Lender; provided, that, notwithstanding anything to the contrary set forth in this Section 6.12, if, as of the date financial statements are delivered or required to be delivered pursuant to Section 6.01(a) or Section 6.01(b), for the Measurement Period most recently ended, revenue generated by all Domestic Subsidiaries that are not Excluded Subsidiaries and which are not then Guarantors exceeds an amount equal to fifteen percent (15%) of the consolidated revenues of the Borrower and its Subsidiaries on a consolidated basis for such Measurement Period determined in accordance with GAAP, then, within sixty (60) days after the date such financial statements are delivered or required to be delivered pursuant to Section 6.01(a) or Section 6.01(b) (or such later date as agreed by the Lender in its sole discretion), the Borrower shall cause one or more of such Domestic Subsidiaries that are not Excluded Subsidiaries and that are not then Guarantors to become Guarantors pursuant to the provisions of this Section 6.12 such that, as a result thereof, revenue generated by all Domestic Subsidiaries that are not Excluded Subsidiaries and that are not then Guarantors does not exceed an amount equal to fifteen percent (15%) of the consolidated revenues of the Borrower and its Subsidiaries on a consolidated basis for such Measurement Period determined in accordance with GAAP.

6.13 Anti-Corruption Laws; Sanctions.

Each Loan Party shall, and shall cause each of its Subsidiaries to, (a) conduct its business in compliance in all material respects with (i) the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions, and (ii) all applicable Sanctions, and (b) maintain policies and procedures designed to promote and achieve compliance with (i) the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions, and (ii) all applicable Sanctions.

ARTICLE VII

NEGATIVE COVENANTS

Each of the Loan Parties hereby covenants and agrees that on the Closing Date and thereafter until the Facility Termination Date:

7.01 Liens.

No Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for the following (the “Permitted Liens”):

(a) (i) Liens existing on the Closing Date; provided, that, any such Lien securing Indebtedness or other obligations having an aggregate principal amount outstanding on the Closing Date in excess of $5,000,000 shall be described on Schedule 7.01 to the Disclosure Letter; and (ii) any renewals, modifications, replacements, restructurings, refinancings, refundings, restatements or extensions of the Liens existing on the Closing Date; provided, that, (A) the property covered thereby is not increased (other than to the extent of any improvements or accession thereto or the proceeds thereof), (B) the amount of Indebtedness or other obligations secured by such Liens is not increased at the time of such renewal, modification, replacement, restructuring, refinancing, refunding, restatement or extension, except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with any such renewal, modification, replacement, restructuring, refinancing, refunding, restatement or extension of the underlying Indebtedness or by an amount equal to any existing commitments unutilized under the underlying Indebtedness, and (C) the direct or any contingent obligor with respect thereto is not changed;

(b) Liens securing Indebtedness permitted under Section 7.02(c); provided, that: (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness together with any improvements or accessions thereto and proceeds thereof, and (ii) such Liens attach to such property concurrently with or within two hundred seventy (270) days after the acquisition, construction, improvement or remodeling thereof;

(c) Liens (other than Liens imposed under ERISA securing obligations in excess of the Threshold Amount) for taxes not overdue for a period of more than ninety (90) days or which are being contested in good faith by appropriate proceedings diligently pursued; provided, that, provision for the payment of all such taxes has been made on the books of such Person to the extent required by GAAP;

(d) mechanic’s, processor’s, materialman’s, carrier’s, warehousemen’s, landlord’s and similar Liens (including statutory and common law landlord’s Liens under leases to which any Loan Party or any Subsidiary is a party) arising by operation of Law and arising in the ordinary course of business and securing obligations of such Person that are not overdue for a period of more than ninety (90) days or are being contested in good faith by appropriate proceedings diligently pursued; provided, that, provision for the payment of such Liens has been made on the books of such Person to the extent required by GAAP;

(e) Liens arising in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits (other than Liens imposed under ERISA securing obligations in excess of the Threshold Amount) the payment of which is not overdue or is being contested in good faith by appropriate proceedings diligently pursued; provided, that, provision for the payment of such Liens has been made on the books of such Person to the extent required by GAAP;

(f) Liens (i) incurred or deposits made in the ordinary course of business to secure the performance of bids, tenders, statutory obligations, fee and expense arrangements with trustees and fiscal agents (exclusive of obligations incurred in connection with the borrowing of money or the payment of the deferred purchase price of property) and customary deposits granted in the ordinary course of business under operating leases, and (ii) incurred or deposits made securing the performance of surety, indemnity, performance, appeal and release bonds incurred in the ordinary course of business; provided, that, in each case, provision for the payment of all such obligations has been made on the books of such Person to the extent required by GAAP;

(g) attachment, judgment or other similar Liens arising in connection with court or arbitration proceedings to the extent not constituting an Event of Default;

(h) leases or subleases granted to others not interfering in any material respect with the business of the Borrower or any of its Subsidiaries and any interest or title of a lessor under any lease pursuant to which the Borrower or any Subsidiary is the lessee;

(i) customary rights of set off, revocation, refund or chargeback under deposit agreements or under the UCC of banks or other financial institutions in the ordinary course of business;

(j) landlord’s Liens created pursuant to any lease entered into by the Borrower or any of its Subsidiaries with a landlord in the ordinary course of business; provided, that, such Liens are granted solely to secure obligations arising under such lease that are owing by the Borrower or such Subsidiary to the landlord under such lease (and do not, in any event, secure any Indebtedness);

(k) Liens securing (i) the financing of insurance premiums or other financial assurances associated with workers compensation insurance coverage, and (ii) the financing of insurance premiums or other financial assurances associated with other insurance coverage or other financial assurance requirements;

(l) licenses or sublicenses granted in the ordinary course of business and not interfering in any material respect with the business of the Borrower or any of its Subsidiaries;

(m) Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods;

(n) any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, any lease not prohibited pursuant to this Agreement and entered into by the Borrower or any Subsidiary in the ordinary course of business;

(o) Liens arising from precautionary UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions), but only to the extent such filing do not evidence Liens securing Indebtedness;

(p) Liens (i) attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement entered into in connection with any Acquisition or other Investment not prohibited pursuant to this Agreement, or (ii) constituting an agreement to Dispose of any property in a Disposition not prohibited pursuant to this Agreement;

(q) Liens arising out of conditional sale, title retention, consignment, bailment or similar arrangements for the purchase, sale or shipment of goods entered into in the ordinary course of business;

(r) (i) any Lien existing on property (and the proceeds thereof) existing at the time of its acquisition; provided, that, such Lien was not created in contemplation of such acquisition; and (ii) any renewals, modifications, replacements, restructurings, refinancings, refundings, restatements or extensions of the Liens permitted pursuant to Section 7.01(r)(i); provided, that, (A) the property covered thereby is not increased (other than to the extent of any improvements or accession thereto or the proceeds thereof), (B) the amount of Indebtedness or other obligations secured by such Liens is not increased at the time of such renewal, modification, replacement, restructuring, refinancing, refunding, restatement or extension, except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with any such renewal, modification, replacement, restructuring, refinancing, refunding, restatement or extension of the underlying Indebtedness or by an amount equal to any existing commitments unutilized under the underlying Indebtedness, and (C) the direct or any contingent obligor with respect thereto is not changed;

(s) Liens securing Priority Indebtedness permitted pursuant to Section 7.02(n);

(t) (i) easements, covenants, rights-of-way, and other similar restrictions or encumbrances affecting real property which do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries, and (ii) building restrictions, zoning laws and other similar statutes, laws, rules, regulations, ordinances and restrictions now or at any time hereafter adopted by any Governmental Authority having jurisdiction and affecting real property which do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries;

(u) Liens on cash and securities in an aggregate principal amount not to exceed $20,000,000 at any time (and Liens on deposit and securities accounts in which such cash and securities are held) securing reimbursement obligations in respect of letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments issued for the account of the Borrower or any of its Subsidiaries in the ordinary course of business;

(v) any restriction or encumbrance with respect to the pledge or transfer of the Equity Interests in a joint venture; and

(w) Liens on assets to be sold by the Borrower or any Subsidiary pursuant to an agreement entered into for the Disposition of such assets, pending the closing of such Disposition; provided, that, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness.

7.02 Indebtedness.

No Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness existing on the Closing Date and any Permitted Refinancing thereof; provided, that, any such Indebtedness outstanding on the Closing Date and having an aggregate principal amount in excess of $5,000,000 shall be described on Schedule 7.02 to the Disclosure Letter;

(c) (i) Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations incurred to finance the acquisition, purchase, construction, improvement or remodel of a fixed or capital asset; provided, that, when incurred, such Indebtedness shall not exceed the purchase price (or the cost of such construction, improvement or remodel) of the asset(s) financed and any related services and taxes, plus reasonable acquisition costs in respect thereof; and (ii) any Permitted Refinancing of Indebtedness permitted pursuant to Section 7.02(c)(i);

(d) unsecured Indebtedness of any Loan Party;

(e) obligations (contingent or otherwise) existing or arising under any Swap Contract; provided, that, such obligations are (or were) entered into by such Person in the ordinary course of business and not for purposes of speculation or taking a “market view”;

(f) unsecured Indebtedness owed to the Borrower or any other Subsidiary;

(g) (i) Indebtedness of a Person that becomes a Subsidiary after the Closing Date; provided, that, such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary; and (ii) any Permitted Refinancing of any Indebtedness specified in Section 7.02(g)(i);

(h) Indebtedness (i) pursuant to tenders, statutory obligations, bids, leases, governmental contracts, trade contracts, surety, stay, customs, appeal, performance and/or return of money bonds or other similar obligations incurred in the ordinary course of business, and (ii) in respect of any letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments to support any of the foregoing items set forth in clause (i) above;

(i) obligations arising in connection with Included Cash Management Agreements;

(j) Indebtedness consisting of the financing of insurance premiums;

(k) Indebtedness (including obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments with respect to such Indebtedness) incurred in respect of workers compensation claims, unemployment insurance (including premiums related thereto), other types of social security, pension obligations, vacation pay, health, disability or other employee benefits;

(l) Indebtedness representing deferred compensation to directors, officers, employees, members of management, managers, and consultants of the Borrower or any Subsidiary in the ordinary course of business;

(m) to the extent constituting Indebtedness, Earn Out Obligations incurred in connection with any Acquisition or other Investment not prohibited pursuant to this Agreement;

(n) Priority Indebtedness; provided, that, the aggregate outstanding principal amount of such Priority Indebtedness shall not at any time exceed an amount equal to the greater of (i) an amount equal to ten percent (10%) of Consolidated Net Tangible Assets (determined as of the end of the most recent fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 6.01(a) or Section 6.01(b)), and (ii) $150,000,000;

(o) Guarantees by any Subsidiary of Priority Indebtedness incurred in reliance on Section 7.02(n);

(p) Indebtedness in respect of letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments issued for the account of the Borrower or any of its Subsidiaries in the ordinary course of business; provided, that, the aggregate outstanding principal amount of such Indebtedness shall not exceed $20,000,000 at any time; and

(q) customer deposits and advance payments received in the ordinary course of business from customers for goods or services purchased in the ordinary course of business.

7.03 Fundamental Changes.

(a) No Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly, merge, dissolve, liquidate, consolidate with or into another Person, except that so long as no Default exists or would result therefrom:

(i) the Borrower may merge or consolidate with any of its Subsidiaries or any other Person; provided, that, the Borrower shall be the continuing or surviving Person of such merger or consolidation;

(ii) any Loan Party (other than the Borrower) may merge or consolidate with any other Loan Party or any other Person (other than the Borrower); provided, that, such Loan Party shall be the continuing or surviving Person of such merger or consolidation;

(iii) any Subsidiary that is not a Loan Party may merge or consolidate with any Loan Party (other than the Borrower); provided, that, such Loan Party shall be the continuing or surviving Person of such merger or consolidation;

(iv) any Subsidiary that is not a Loan Party may merge or consolidate with any other Subsidiary that is not a Loan Party or any other Person; provided, that, the continuing or surviving Person of such merger or consolidation shall be a Subsidiary;

(v) any Disposition of a Subsidiary that is not a Loan Party that is not otherwise prohibited hereunder may be structured as a merger or consolidation; and

(vi) any Subsidiary may be dissolved, liquidated or wound up; provided, that, (A) such dissolution, liquidation or winding up, as applicable, would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (B) such dissolution, liquidation or winding up does not result in the Disposition of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, and (C) in connection with any such dissolution, liquidation or winding up, any assets of such Subsidiary shall (1) be transferred to the Borrower and/or one or more Subsidiaries, or (2) otherwise Disposed in a transaction not prohibited by this Agreement (provided, that, in the case of this clause (C), if a Loan Party is dissolving, liquidating, or winding up, the assets of such Loan Party shall be transferred to a Loan Party in connection with such dissolution, liquidation or winding up).

(b) No Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly, Dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of the Borrower and its Subsidiaries, taken as a whole, to or in favor of any Person.

7.04 Change in Nature of Business.

No Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly, engage in a material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the Closing Date; provided, that, the Borrower shall be permitted to, directly or indirectly, engage in one or more lines of business reasonably related, complimentary, ancillary or incidental to those conducted by the Borrower and its Subsidiaries on the Closing Date (and reasonable extensions thereof).

7.05 Transactions with Affiliates.

No Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than: (a) advances of working capital (i) by any Loan Party to any other Loan Party, or (ii) by any Subsidiary that is not a Loan Party to any Loan Party or any other Subsidiary; (b) transfers of cash and assets (i) by any Loan Party to any other Loan Party, or (ii) by any Subsidiary to any Loan Party or any other Subsidiary; (c) transactions solely between or among the Borrower and its Subsidiaries not involving any other Affiliate; (d) transactions expressly permitted by Section 7.01, Section 7.02, or Section 7.03(a) (in each case, other than by reference to this Section 7.05 (or any clause hereof)); (e) officer, director and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and reasonable indemnification and severance arrangements (including reimbursement of out-of-pocket expenses and provision of officers’ and directors’ liability insurance), in each case in the ordinary course of business; (f)(i) transactions pursuant to agreements or plans in existence on the Closing Date; provided, that, any such transactions in existence on the Closing Date and involving aggregate payments in excess of $5,000,000 in any fiscal year of the Borrower shall be set forth on Schedule 7.05 to the Disclosure Letter; and (ii) any modification to, or extension of, any such agreements or plans in existence on the Closing Date, or any transaction contemplated thereby in any replacement agreement or plan therefore, so long as, in any such case, any such modification, extension or replacement (taken as a whole) is not materially more disadvantageous to the Borrower and its Subsidiaries than the respective agreement or plan existing on the Closing Date; (g) except as otherwise specifically prohibited in this Agreement, other transactions which are determined by the Borrower in good faith to be on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate; and (h) transactions involving aggregate payments of less than $5,000,000 in any fiscal year of the Borrower.

7.06 Use of Proceeds.

No Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly, use the proceeds of any Borrowing, whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, in each case in violation of the regulations of the FRB (it being understood and agreed that, if requested by the Lender, the Borrower will furnish to the Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U).

7.07 Financial Covenant.

The Borrower shall not permit the Consolidated Leverage Ratio as of the end of any Measurement Period ending as of the end of any fiscal quarter of the Borrower to be greater than 3.00 to 1.00.

7.08 Sanctions.

No Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly, use any Borrowing, or the proceeds of any Borrowing, or lend, contribute or otherwise make available such Borrowing, or the proceeds of any Borrowing, to any Person, to fund any activities of or business with any Person, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender or otherwise) of Sanctions.

7.09 Anti-Corruption Laws.

No Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly, use any Borrowing, or the proceeds of any Borrowing, for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other anti-corruption legislation in other jurisdictions.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default.

Any of the following shall constitute an event of default (each, an “Event of Default”):

(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within three (3) Business Days after the same becomes due, any interest on any Loan or any fee due hereunder, or (iii) within five (5) Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in (i) any of Section 6.01 or Section 6.02, and such failure continues for five (5) Business Days, or (ii) contained in any of Section 6.03(a), Section 6.05(a) (solely with respect to the Borrower), Section 6.10, Section 6.11, or Article VII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or Section 8.01(b)) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier to occur of (i) a Responsible Officer of a Loan Party becoming aware of such failure, and (ii) written notice thereof being provided to the Borrower by the Lender; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith, shall be materially incorrect or materially misleading (or, in each case, if such representation, warranty, certification or statement of fact is already qualified by materiality or Material Adverse Effect, incorrect or misleading in any respect) when made or deemed made; or

(e) Cross-Default. (i) Any Loan Party or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, but subject to any applicable grace period(s)) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; provided, that, Section 8.01(e)(i) shall not apply to (x) secured Indebtedness that becomes due as a result of a voluntary Disposition or any Involuntary Disposition of the assets securing such Indebtedness, so long as, in connection with such Disposition or such Involuntary Disposition, such Indebtedness is repaid in accordance with its terms, (y) a “change of control” put arising within sixty (60) days after an Acquisition not prohibited by this Agreement with respect to Indebtedness assumed in connection with such Acquisition, so long as in each case any such Indebtedness that is put in accordance with the terms of such Indebtedness is paid as required by the terms of such Indebtedness, or (z) any Indebtedness that becomes due as a result of a refinancing thereof that is permitted pursuant to Section 7.02; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary is the Defaulting Party (as defined in such Swap Contract), or (B) any Termination Event (as defined in such Swap Contract) under such Swap Contract as to which a Loan Party or any Subsidiary is an Affected Party (as defined in such Swap Contract) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any Significant Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Significant Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order (and such execution shall not be paid or effectively stayed), or (B) there is a period of sixty (60) consecutive days during which such judgment is not satisfied, discharged or subject to a stay of enforcement of such judgment, by reason of a pending appeal or otherwise; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or other than in connection with the occurrence of the Facility Termination Date, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner in writing the validity or enforceability of any material provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any material provision of any Loan Document, or purports in writing to revoke, terminate or rescind any material provision of any Loan Document or it is or becomes unlawful for a Loan Party to perform any of its material obligations under the Loan Documents; or

(k) Change of Control. There occurs any Change of Control.

If a Default shall have occurred under the Loan Documents, then such Default will continue to exist until it either is cured (to the extent specifically permitted) in accordance with the Loan Documents or is otherwise expressly waived by the Lender in accordance with Section 10.01; and once an Event of Default occurs under the Loan Documents, then such Event of Default will continue to exist until it is expressly waived by the Lender, as required pursuant to Section 10.01.

8.02 Remedies upon Event of Default.

If any Event of Default occurs and is continuing, the Lender may take any or all of the following actions:

(a) declare the Commitment of the Lender to make Loans to be terminated, whereupon such commitment and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c) exercise all rights and remedies available to it under the Loan Documents or Applicable Law or equity;

provided, that, upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of the Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case, without further act of the Lender.

8.03 Application of Funds.

After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), or if at any time insufficient funds are received by and available to the Lender to pay fully all Included Obligations then due hereunder, any amounts received on account of the Included Obligations shall be applied by the Lender in its sole discretion; with any balance, if any, after all of the Included Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law. Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets.

ARTICLE IX

CONTINUING GUARANTY

9.01 Guaranty.

Each Guarantor hereby absolutely and unconditionally, jointly and severally guarantees, as primary obligor and as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Included Obligations (for each Guarantor, subject to the proviso in this sentence, its “Guaranteed Obligations”); provided, that, (a) the Guaranteed Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor, and (b) the liability of each Guarantor individually with respect to this Guaranty shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any applicable state law. Without limiting the generality of the foregoing, the Guaranteed Obligations shall include any such indebtedness, obligations, and liabilities, or portion thereof, which may be or hereafter become unenforceable or compromised or shall be an allowed or disallowed claim under any proceeding or case commenced by or against any debtor under any Debtor Relief Laws. The Lender’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall, absent manifest error, be binding upon each Guarantor, and conclusive for the purpose of establishing the amount of the Included Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Included Obligations or any instrument or agreement evidencing any Included Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Included Obligations which might otherwise constitute a defense to the obligations of the Guarantors, or any of them, under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

9.02 Rights of Lender.

Each Guarantor consents and agrees that the Included Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Included Obligations or any part thereof, in each case, in accordance with the Loan Documents; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Included Obligations; (c) apply such security and direct the order or manner of sale thereof as the Lender in its sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Included Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

9.03 Certain Waivers.

Each Guarantor waives: (a) any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Included Party) of the liability of the Borrower or any other Loan Party; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Borrower or any other Loan Party; (c) the benefit of any statute of limitations affecting any Guarantor’s liability hereunder; (d) any right to proceed against the Borrower or any other Loan Party, proceed against or exhaust any security for the Included Obligations, or pursue any other remedy in the power of any Included Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Included Party; (f) any defense arising by reason of any change in the corporate existence, structure or ownership of any Loan Party; and (g) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by Applicable Law limiting the liability of or exonerating guarantors or sureties. Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Included Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Included Obligations.

9.04 Obligations Independent.

The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Included Obligations and the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce this Guaranty whether or not the Borrower or any other Person is joined as a party.

9.05 Subrogation.

No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Included Obligations and any amounts payable under this Guaranty (other than (x) contingent indemnification and expense reimbursement obligations for which no claim has been asserted, and (y) obligations and liabilities under any Included Cash Management Agreement or any Included Hedge Agreement, in each case, which are not yet due and payable) have been indefeasibly paid and performed in full and until the occurrence of the Facility Termination Date. If any amounts are paid to a Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Included Parties and shall forthwith be paid to the Included Parties to reduce the amount of the Included Obligations, whether matured or unmatured.

9.06 Termination; Reinstatement.

This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until the Facility Termination Date. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or a Guarantor is made, or any of the Included Parties exercises its right of setoff, in respect of the Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Included Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Included Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this Section 9.06 shall survive termination of this Guaranty.

9.07 Stay of Acceleration.

If acceleration of the time for payment of any of the Included Obligations is stayed, in connection with any case commenced by or against a Guarantor or the Borrower under any Debtor Relief Laws, or otherwise, all Guaranteed Obligations shall nonetheless be payable by each Guarantor, jointly and severally, immediately upon demand by the Included Parties.

9.08 Condition of Borrower.

Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as such Guarantor requires, and that none of the Included Parties has any duty, and such Guarantor is not relying on the Included Parties at any time, to disclose to it any information relating to the business, operations or financial condition of the Borrower or any other guarantor (each Guarantor waiving any duty on the part of the Included Parties to disclose such information and any defense relating to the failure to provide the same).

9.09 Appointment of Borrower.

Each of the Loan Parties hereby appoints the Borrower to act as its agent for all purposes of this Agreement, the other Loan Documents and all other documents and electronic platforms entered into in connection herewith and agrees that: (a) the Borrower may execute such documents and provide such authorizations on behalf of such Loan Parties as the Borrower deems appropriate in its sole discretion and each Loan Party shall be obligated by all of the terms of any such document and/or authorization executed on its behalf; (b) any notice or communication delivered by the Lender to the Borrower shall be deemed delivered to each Loan Party; and (c) the Lender may accept, and be permitted to rely on, any document, authorization, instrument or agreement executed by the Borrower on behalf of each of the Loan Parties.

9.10 Right of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under Applicable Law.

9.11 Keepwell.

Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty by any Specified Loan Party becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article IX voidable under Applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 9.11 shall remain in full force and effect until the Included Obligations (other than (x) contingent indemnification and expense reimbursement obligations for which no claim has been asserted, and (y) obligations and liabilities under any Included Cash Management Agreement or any Included Hedge Agreement, in each case, which are not yet due and payable) have been indefeasibly paid and performed in full. Each Loan Party intends this Section 9.11 to constitute, and this Section 9.11 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

9.12 Release of Guarantors.

So long as no Default or Event of Default has occurred and is continuing (or would result from such release), promptly following the Borrower’s request, the Lender shall execute a release of a Guarantor (other than the Borrower) from its obligations under the Guaranty, in each case, solely in the event that such Guarantor ceases to be a Subsidiary as a result of a transaction not prohibited by this Agreement and the other Loan Documents. Upon request of the Lender in connection with the execution by the Lender of any such release, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying as to the satisfaction of the requirements to such release as set forth in the immediately preceding sentence.

ARTICLE X

MISCELLANEOUS

10.01 Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Lender and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

10.02 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.02(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax transmission or e-mail transmission as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, to the address, fax number, e-mail address or telephone number specified for the Borrower or any other Loan Party or the Lender on Schedule 1.01(a). Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in Section 10.02(b) shall be effective as provided in Section 10.02(b).

(b) Electronic Communications.

(i) Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communication (including e-mail, FPML messaging, and Internet or intranet websites) pursuant to an electronic communications agreement (or such other procedures approved by the Lender). The Lender or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that, approval of such procedures may be limited to particular notices or communications.

(ii) (A) Notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (B) notices and other communications posted to an Internet or intranet website shall be deemed received by the intended recipient upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail address or other written acknowledgement) indicating that such notice or communication is available and identifying the website address therefor; provided, that, for both clauses (A) and (B), if such notice or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) Change of Address, Etc. Each of the Borrower and the Lender may change its address, fax number or telephone number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

(d) Reliance by Lender. The Lender shall be entitled to rely and act upon any notices (including telephonic or electronic notices, Loan Notices and Notices of Loan Prepayment) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Lender and its Related Parties from all losses, costs, expenses and liabilities resulting from the reasonable reliance by such Person on each notice purportedly given by or on behalf of a Loan Party. All telephonic notices to and other telephonic communications with the Lender may be recorded by the Lender, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies; Enforcement.

No failure by the Lender to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Loan Parties shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Lender and its Affiliates (including the reasonable and documented out-of-pocket fees, charges and disbursements of counsel for the Lender and due diligence expenses) in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all documented out-of-pocket expenses incurred by the Lender (including the fees, charges and disbursements of any counsel for the Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04, or (B) in connection with Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Loan Parties. The Loan Parties shall indemnify the Lender and each Related Party of the Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby (including any Indemnitee’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record), the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned, leased or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided, that, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, willful misconduct or bad faith of such Indemnitee, (B) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction, or (C) result from a claim not involving an act or omission of the Borrower or any other Loan Party and that is brought by an Indemnitee against another Indemnitee. Without limiting the provisions of Section 3.01, this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, none of any Loan Party, the Lender or any Indemnitee shall assert, and each such Person hereby waives and acknowledges that no other Person shall have, any claim against any other such Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided, that, the foregoing shall in no event limit the Loan Parties’ indemnification obligations under Section 10.04(b) to the extent such special, indirect, consequential or punitive damages are included in any third-party claim in connection with which such Indemnitee is otherwise entitled to indemnification hereunder. No Indemnitee referred to in Section 10.04(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, other than for direct or actual damages resulting from the gross negligence, willful misconduct or bad faith of such Indemnitee as determined by a court of competent jurisdiction in a final and non-appealable judgment.

(d) Payments. All amounts due under this Section 10.04 shall be payable not later than ten (10) Business Days after demand therefor.

(e) Survival. The agreements in this Section 10.04 and the indemnity provisions of Section 10.02(d) shall survive the termination of the Commitment and the Facility Termination Date.

10.05 Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower or any other Loan Party is made to the Lender, or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

10.06 Successors and Assigns.

(a) Assignments Generally. This Agreement is binding on each Loan Party’s and the Lender’s successors and assignees. Each Loan Party agrees that it may not assign this Agreement (or its obligations under this Agreement or any other Loan Document) without the Lender’s prior written consent. The Lender agrees that it may not assign this Agreement (or its obligations under this Agreement or any other Loan Document), without the Borrower’s prior written consent (such consent not to be unreasonably withheld or delayed), unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to an Affiliate of the Lender; provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Lender within ten (10) Business Days after having received notice thereof.

(b) Participations. The Lender may at any time, without the consent of, or notice to, any Loan Party, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons) (each, a “Participant”) in all or a portion of the Lender’s rights and/or obligations under this Agreement (including all or a portion of the Commitment and/or the Loans owing to it); provided, that, (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to Section 10.06(a) to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to Section 10.06(a); provided, that, such Participant (A) agrees to be subject to the provisions of Section 3.06 as if it were an assignee under Section 10.06(a), and (B) shall not be entitled to receive any greater payment under Section 3.01 or Section 3.04, with respect to any participation, than the Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. At the Borrower’s request and expense, the Lender agrees to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender. The Lender shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that, the Lender shall not have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

10.07 Treatment of Certain Information; Confidentiality.

The Lender agrees to maintain the confidentiality of the Information, except that Information may be disclosed (i) to its Affiliates, its auditors and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process (in which case the Lender shall use commercially reasonable efforts to, except with respect to any audit or examination conducted by bank accountants or any governmental regulatory authority exercising examination or regulatory authority, promptly notify the Borrower, in advance, to the extent practicable and permitted by Applicable Law), (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 10.07, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights and obligations under this Agreement, or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (vii) on a confidential basis to any rating agency in connection with rating the Borrower or its Subsidiaries or the Facility, (viii) with the consent of the Borrower, or (ix) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 10.07, (B) becomes available to the Lender or any of its Affiliates on a nonconfidential basis from a source other than the Borrower, or (C) is independently discovered or developed by a party hereto without utilizing any Information received from the Borrower or violating the terms of this Section 10.07. For purposes of this Agreement, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section 10.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Lender may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Lender in connection with the administration of this Agreement, the other Loan Documents and the Commitment.

10.08 Right of Setoff.

If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or any other Loan Party now or hereafter existing under this Agreement or any other Loan Document to the Lender or its Affiliates, irrespective of whether or not the Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or any other Loan Party may be contingent or unmatured, secured or unsecured, or are owed to a branch, office or Affiliate of the Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of the Lender and its Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that the Lender or its Affiliates may have under Applicable Law. The Lender agrees to notify the Borrower promptly after any such setoff and application; provided, that, the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (the “Maximum Rate”). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Integration; Effectiveness.

This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Lender, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.11 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied and until the Facility Termination Date.

10.12 Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby, and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE LENDER OR ANY OF ITS RELATED PARTIES IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE

TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 10.13(b). EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.14 Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.14.

10.15 [Reserved].

10.16 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the services regarding this Agreement provided by the Lender and any Affiliate thereof are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Lender and its Affiliates, on the other hand, (ii) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) the Lender and each of its Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for any Loan Party or any of their respective Affiliates, or any other Person, and (ii) neither the Lender nor any of its Affiliates has any obligation to any Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Lender nor any of its Affiliates has any obligation to disclose any of such interests to the any Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Loan Parties hereby waives and releases any claims that it may have against the Lender or any of its Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated hereby.

10.17 Electronic Execution; Electronic Records; Counterparts.

This Agreement, any other Loan Document, and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Loan Parties and the Lender agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this Section 10.17 may include use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into .pdf), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Lender may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (each, “Electronic Copy”), which shall be deemed created in the ordinary course of the Lender’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Lender is not under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Lender pursuant to procedures approved by it; provided, that, without limiting the foregoing, (a) to the extent the Lender has agreed to accept such Electronic Signature, the Lender shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party without further verification and regardless of the appearance or form of such Electronic Signature, and (b) upon the request of the Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart.

The Lender shall not be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Lender’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Lender shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and reasonably believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Each of the Loan Parties hereby waives (a) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement and any other Loan Document based solely on the lack of paper original copies of this Agreement or such other Loan Document, and (b) waives any claim against the Lender for any liabilities arising solely from the Lender’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

10.18 USA PATRIOT Act Notice.

The Lender hereby notifies the Borrower and the other Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107–56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower and each other Loan Party, which information includes the name and address of the Borrower and each other Loan Party and other information that will allow the Lender to identify the Borrower and each other Loan Party in accordance with the Patriot Act. The Borrower and each other Loan Party shall, promptly following a request by the Lender, provide all such other documentation and information that the Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

10.19 Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

10.20 ENTIRE AGREEMENT.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	DOLBY LABORATORIES, INC.,
a Delaware corporation

	By:	/s/ Kevin Yeaman
	Name:	Kevin Yeaman
	Title:	President and Chief Executive Officer

GUARANTORS:	DOLBY LABORATORIES, INC.,
a California corporation

	By:	/s/ Kevin Yeaman
	Name:	Kevin Yeaman
	Title:	President and Chief Executive Officer

DOLBY LABORATORIES LICENSING CORPORATION, a New York corporation

	By:	/s/ Kevin Yeaman
	Name:	Kevin Yeaman
	Title:	President

Signature Page to Credit Agreement (Dolby Laboratories, Inc.)

LENDER:	BANK OF AMERICA, N.A.,
as the Lender

	By:	/s/ Molly Daniello
	Name:	Molly Daniello
	Title:	Director

Signature Page to Credit Agreement (Dolby Laboratories, Inc.)

Schedule 1.01(a)

Certain Addresses for Notices; Lender’s Office

If to Borrower or another Loan Party:

REDACTED

With a copy to:

REDACTED

If to the Lender:

REDACTED

Wire Instructions:

REDACTED

EXHIBIT A

[FORM OF] COMPLIANCE CERTIFICATE

Date:

I, ______________________, [Chief Executive Officer][Chief Financial Officer][Treasurer][Controller] of Dolby Laboratories, Inc., a Delaware corporation (the “Borrower”), hereby certify that, to the best of my knowledge and belief, in my capacity as [Chief Executive Officer][Chief Financial Officer][Treasurer][Controller] of the Borrower and not in my individual capacity, with respect to that certain Credit Agreement, dated as of November [14], 2024 (as amended, restated, amended and restated, extended, increased, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, the Guarantors party thereto, and Bank of America, N.A., as the Lender:

1. This Compliance Certificate is delivered for the fiscal [year][quarter] of the Borrower ended _________________, 20___.

[Use following paragraph 2 for fiscal year-end financial statements:]

[2. The year-end audited financial statements required by Section 6.01(a) of the Credit Agreement for the fiscal year of the Borrower ended as of the date set forth in paragraph 1, together with the report and opinion of an independent certified public accountant required by such section, have been delivered to the Lender.]

[Use following paragraph 2 for fiscal quarter-end financial statements:]

[2. The unaudited financial statements required by Section 6.01(b) of the Credit Agreement for the fiscal quarter of the Borrower ended as of the date set forth in paragraph 1 have been delivered to the Lender. Such consolidated financial statements fairly present, in all material respects, the financial condition, results of operations, income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries, subject only to normal year-end audit adjustments and the absence of footnotes.]

3. The undersigned has reviewed and is familiar with the terms of the Credit Agreement and the other Loan Documents and has made, or has caused to be made, a review of the transactions and financial condition of the Borrower and its Subsidiaries during the accounting period covered by the financial statements delivered herewith.

4. A review of the activities of the Borrower and its Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower and its Subsidiaries performed and observed all their respective obligations under the Loan Documents, and

[select one:]

[to the knowledge of the undersigned, during such fiscal period, no Default has occurred and is continuing.]

[or:]

[to the knowledge of the undersigned, during such fiscal period, the following is a list of each Default that has occurred and is continuing, the nature and status of such Default, and actions that have been taken or are proposed to be taken to cure such Default:]

5. Attached hereto as Schedule 1 are calculations of the Financial Covenant as of the last day of and for the Measurement Period ending on the last day of the period covered by the financial statements delivered herewith.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of the date first written above.

DOLBY LABORATORIES, INC., a Delaware corporation

By:
Name:
Title:

Schedule 1

Calculation of Financial Covenant

In the event of conflict between the provisions and formulas set forth in this Schedule 1 and the provisions and formulas set forth in the Credit Agreement, the provisions and formulas of the Credit Agreement shall prevail.

(a) Consolidated Funded Indebtedness (for the Borrower and its Subsidiaries on a consolidated basis (without duplication)):

(i)  The outstanding principal amount of (A) all obligations, whether current or long-term, for borrowed money (including the Obligations), and (B) all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments:

	$	_________

(ii) The outstanding amount of all purchase money Indebtedness:	$	_________

(iii) All obligations in connection with unreimbursed drawings under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments:	$	_________

(iv) All obligations in respect of the deferred purchase price of property or services (other than (A) trade accounts payable in the ordinary course of business, and (B) deferred compensation and other compensation-related liabilities in the ordinary course of business not to exceed $10,000,000 in the aggregate), including Earn Out Obligations (other than any such Earn Out Obligations for which no payment is owed thereunder, or, if a payment is owed thereunder, is not more than three (3) Business Days’ past due):

	$	_________

(v) All Attributable Indebtedness:	$	_________

(vi) All obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Equity Interests, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends:

	$	_________

(vii)  All Consolidated Funded Indebtedness of other Persons secured by (or for which the holder of such Consolidated Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by the Borrower or any Subsidiary, whether or not the obligations secured thereby have been assumed[1]:

	$	_________

[1]

Provided, that, with respect to any such obligations that have not been assumed, the amount of such obligations shall be deemed to be equal to the lesser of (i) the fair market value of the assets subject to such Lien (or otherwise payable out of the proceeds of production from such assets), and (ii) the obligations secured by such Lien.

(viii) All Guarantees with respect to outstanding Consolidated Funded Indebtedness of the types specified in Lines (a)(i) through (vii) above of Persons other than the Borrower or any Subsidiary:	$	_________

(ix) All Consolidated Funded Indebtedness of the types referred to in in Lines (a)(i) through (viii) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary:

	$	_________

(x) Consolidated Funded Indebtedness [The sum of Lines (a)(i) – (a)(ix) above]:	$	_________

(b) Consolidated EBITDA (for the Borrower and its Subsidiaries on a consolidated basis):

(i) Consolidated Net Income:	$	_________

To the extent deducted in calculating Consolidated Net Income (or, in the case of Line (b)(xi) below, not otherwise included in calculating Consolidated Net Income):

(ii) Consolidated Interest Charges:	$	_________

(iii) the provision for federal, state, local and foreign income taxes paid or payable:	$	_________

(iv) depreciation and amortization expense:	$	_________

(v)   any non-cash expense, loss or charge (including any non-cash stock based compensation expense), but excluding any non-cash expense, loss or charge to the extent representing an accrual of or a reserve for a cash expense, loss or charge in any future period or an amortization of a prepaid cash expense, loss or charge:

	$	_________

(vi) fees, costs and expenses incurred or paid in connection with the transactions contemplated by the Loan Documents, including the negotiation, execution and delivery of the Loan Documents on the Closing Date and any amendments or modifications thereof:

	$	_________

(vii)  fees, costs and expenses incurred or paid in connection with the incurrence (or proposed incurrence) of any Indebtedness permitted pursuant to Section 7.02 of the Credit Agreement, the consummation (or proposed consummation) of any Acquisition or other Investment not prohibited by the Credit Agreement, the consummation of any issuance of Equity Interests not prohibited by the Credit Agreement, or the consummation (or proposed consummation) of any Disposition not prohibited by the Credit Agreement, in each case whether or not such transaction is consummated:

	$	_________

(viii) (A) any unusual and infrequent expense, loss or charge, and (B) any non-recurring expense, loss or charge:	$	_________

(ix) restructuring, integration and related costs, charges or expenses incurred (which, for the avoidance of doubt, shall include retention, severance, systems establishment costs, contract termination costs, future lease commitments, costs to close or consolidate facilities and relocate employees, facilities’ opening costs and other business optimization expenses):

	$	_________

(x) non-recurring litigation expenses and settlements:	$	_________

(xi) the amount of “run rate” synergies, operating expense reductions, operating improvements and other operating changes (excluding, for the avoidance of doubt, any revenue synergies or other projected, unrealized or anticipated revenues) that are related to any Acquisition or other Investment not prohibited pursuant to the Credit Agreement, but only to the extent that such synergies, operating expense reductions, operating improvements and other operating changes are reasonably identifiable, factually supportable and projected by the Borrower in good faith to result from actions that have been taken or are expected to be taken within twelve (12) months after the consummation of such Acquisition or such other Investment (with the amount of any such synergies, operating expense reductions, operating improvements and other operating changes to be added back to Consolidated Net Income as so projected until fully realized and calculated on a Pro Forma Basis as though such synergies, operating expense reductions, operating improvements or other operating changes had been realized on the first day of this period), net of the amount of actual benefits realized from such actions:

	$	_________

(xii) with respect to any discontinued operation, any loss resulting therefrom:	$	_________

(xiii) any losses resulting from a change in accounting principles:	$	_________

(xiv) any losses resulting from purchase accounting:	$	_________

(xv) any losses with respect to foreign exchange transactions:	$	_________

To the extent included in calculating Consolidated Net Income:

(xvi) non-cash income or gains (other than reversals of accruals, reserves or similar for non-cash items that were themselves not added back to Consolidated EBITDA pursuant to Line (b)(v) above):	$	_________

(xvii) federal, state, local and foreign income tax credits received:	$	_________

(xviii) (A) any unusual and infrequent gain, and (B) any non-recurring gain:	$	_________

(xix) with respect to any discontinued operation, any gain resulting therefrom:	$	_________

(xx) any gains resulting from a change in accounting principles:	$	_________

(xxi) any gains resulting from purchase accounting:	$	_________

(xxii) any gains with respect to foreign exchange transactions:	$	_________

(xxiii) Consolidated EBITDA [Lines (b)(i) + (b)(ii) + (b)(iii) + (b)(iv) + (b)(v) + (b)(vi) + (b)(vii) + (b)(viii) + (b)(ix) + (b)(x) + (b)(xi) + (b)(xii) + (b)(xiii) + (b)(xiv) + (b)(xv) – (b)(xvi) – (b)(xvii) – (b)(xviii) – (b)(xix) – (b)(xx) – (b)(xxi) – (b)(xxii)]: [2]

	$	_________

(c) Consolidated Leverage Ratio [(Line (a)(x) ÷ (Line (b)(xxiii)]:		_____ to 1.0

(d) In compliance?		[Yes][No]

[2]

The aggregate amounts added back pursuant to Line (b)(viii), Line (b)(ix), Line (b)(x), and Line (b)(xi) shall not exceed in the aggregate an amount equal to fifteen percent (15%) of Consolidated EBITDA (determined prior to giving effect to the amounts added back pursuant to Line (b)(viii), Line (b)(ix), Line (b)(x), and Line (b)(xi)).

EXHIBIT B

[FORM OF] JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”), dated as of [ ], is by and between [ ], a [ ] (the “New Subsidiary”), and Bank of America, N.A., in its capacity as the Lender (in such capacity, the “Lender”), under that certain Credit Agreement, dated as of November [14], 2024 (as amended, restated, amended and restated, extended, increased, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), by and among the Dolby Laboratories, Inc., a Delaware corporation, the Guarantors party thereto, and the Lender.

The Loan Parties are required by Section 6.12 of the Credit Agreement to cause the New Subsidiary to become a Guarantor. Accordingly, the New Subsidiary hereby agrees as follows with the Lender:

1. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Credit Agreement and a “Guarantor” for all purposes of the Credit Agreement and the other Loan Documents, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Guarantors contained in the Credit Agreement and the other Loan Documents. Without limiting the generality of the foregoing terms of this Section 1, the New Subsidiary hereby jointly and severally together with the other Guarantors, guarantees to each Included Party, as provided in Article IX of the Credit Agreement, the prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all Included Obligations strictly in accordance with the terms thereof.

2. The address of the New Subsidiary for purposes of all notices and other communications is the address designated for all Loan Parties on Schedule 1.01(a) to the Credit Agreement or such other address as the New Subsidiary may from time to time notify the Lender in writing.

3. The New Subsidiary hereby waives acceptance by the Lender and the other Included Parties of the guaranty by the New Subsidiary under Article IX of the Credit Agreement upon the execution of this Agreement by the New Subsidiary.

4. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by fax transmission or e-mail transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement. Subject to Section 10.17 of the Credit Agreement, this Agreement may be in the form of an Electronic Record and may be executed using Electronic Signatures, including facsimile and .pdf, and shall be considered an original, and shall have the same legal effect, validity and enforceability as a paper record.

5. THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[signature pages follow]

IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by an authorized officer, and the Lender has caused the same to be accepted by an authorized officer, in each case, as of the day and year first written above.

[NEW SUBSIDIARY], a [ ]

By:
Name:
Title:

Acknowledged and accepted:

BANK OF AMERICA, N.A., as the Lender

By:
Name:
Title:

EXHIBIT C

[FORM OF] LOAN NOTICE

Date: [ ]

To: Bank of America, N.A., as the Lender

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of November [14], 2024 (as amended, restated, amended and restated, extended, increased, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Dolby Laboratories, Inc., a Delaware corporation (the “Borrower”), the Guarantors party thereto, and Bank of America, N.A., as the Lender.

The Borrower hereby requests (select one):

☐	A Borrowing

☐	A [conversion][continuation] of Loans

1. On:     (a Business Day)

2. In the principal amount of: $

3. Comprised of: [Base Rate Loans][Term SOFR Loans]

4. For Term SOFR Loans: with an Interest Period of [1 month][3 months][6 months]

[Include if Loan Notice is being delivered in connection with a new Borrowing:]

[With respect to such Borrowing, the Borrower hereby represents and warrants that (a) such request complies with the requirements of Section 2.01 of the Credit Agreement, and (b) each of the conditions specified in Sections 4.02(a) and (b) of the Credit Agreement have been satisfied on and as of the date of such Borrowing.]

[signature page follows]

IN WITNESS WHEREOF, the undersigned has caused this Loan Notice to be executed by a duly authorized officer as of the date first written above.

DOLBY LABORATORIES, INC., a Delaware corporation

By:
Name:
Title:

EXHIBIT D

[FORM OF] NOTICE OF LOAN PREPAYMENT

Date: [ ]

To: Bank of America, N.A., as the Lender

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of November [14], 2024 (as amended, restated, amended and restated, extended, increased, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Dolby Laboratories, Inc., a Delaware corporation (the “Borrower”), the Guarantors party thereto, and Bank of America, N.A., as the Lender.

The Borrower hereby notifies the Lender that on [ ], pursuant to the terms of Section 2.03 of the Credit Agreement, the Borrower intends to prepay/repay the Loans as more specifically set forth below:

☐	Term SOFR Loans: $

Applicable Interest Period(s):

☐	Base Rate Loans: $

[Include if prepayment is contingent upon the consummation of a pending transaction:]

[The prepayment described in this Notice of Loan Prepayment shall be contingent on the consummation of [describe transaction], and such Notice of Loan Prepayment may be revoked or the date of prepayment may be extended (by written notice to the Lender on or prior to the date of prepayment set forth above) if such transaction is not consummated or is delayed.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has caused this Notice of Loan Prepayment to be executed by a duly authorized officer as of the date first written above.

DOLBY LABORATORIES, INC., a Delaware corporation

By:
Name:
Title: